Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-165723

PROSPECTUS SUPPLEMENT
To the Prospectus Dated April 9, 2010

1,125,000 Shares

Common Stock

We are offering 1,125,000 shares of our common stock. Our common stock is traded on The NASDAQ Global Market under the symbol “EVBN.” On May 10, 2010, the last reported price of our common stock on The NASDAQ Global Market was $12.42 per share.

Investing in our common stock involves risks. Please carefully read the “Risk Factors” beginning on page S-7 of this prospectus supplement, and the documents incorporated by reference in this prospectus supplement, for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total

Public offering price	$12.00	$13,500,000
Underwriting discount	$0.78	$877,500
Proceeds to us, before expenses	$11.22	$12,622,500

We have granted the underwriter a 30-day option to purchase up to 97,000 additional shares of common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

As of March 25, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $44.0 million, which is based on 2,827,894 shares of outstanding common stock, of which 2,652,069 shares were held by non-affiliates, and a per share price of $16.59 based on the closing sale price of our common stock, on March 25, 2010. As of the date of this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar months that ends on the date of this prospectus.

The underwriter expects to deliver the common stock to purchasers against payment in New York, New York on or about May 14, 2010, subject to customary closing conditions.

The date of this prospectus supplement is May 10, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any documents incorporated by reference herein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities that we may offer from time to time, some of which may not apply to this offering. We may also provide, if necessary, a pricing supplement, which describes the pricing terms of securities. You should read this prospectus supplement, the accompanying prospectus and any pricing supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or any pricing supplement, you should rely on the information in the following order of priority: (1) the pricing supplement, if any; (2) this prospectus supplement; and (3) the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” “the Company,” “Evans,” and “our” refer to Evans Bancorp, Inc. and our subsidiaries on a combined basis. References to “Evans Bank” or “the Bank” refer to Evans Bank, N.A., Angola, New York, which is our principal subsidiary. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated into it by reference. These forward-looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of probable loan losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate.” forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties:

•	continuing or worsening economic recession that could further affect the value of real estate collateral and the ability for borrowers to repay their loans;

•	the timing and amount of revenues that we may recognize;

•	increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment (including changes in the shape of the yield curve) that reduce our margins or fair value of financial instruments;

S-ii

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates;

•	monetary and fiscal policies of the federal government, including the impact of the current government effort to restructure the U.S. financial and regulatory system;

•	changes in tax policies, rates and regulations of federal, state and local tax authorities;

•	changes in interest rates; deposit flows;

•	the cost of funds; demand for loan products and other financial services; competition;

•	changes in the quality and composition of the Bank’s loan and investment portfolios;

•	changes in management’s business strategies;

•	changes in accounting principles, policies or guidelines;

•	changes in real estate values; and

•	a variety of other matters which, by their nature, are subject to significant uncertainties.

We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2009, including the Risk Factors section of that report, in our other filings we make with the SEC and in this prospectus supplement under the heading “Risk Factors.” Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in other documents we file with the SEC from time to time.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We do not assume any obligation to revise forward-looking statements except as may be required by law. You should consider any forward-looking statements in light of this explanation.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should read this summary together with the entire prospectus supplement and prospectus, including our financial statements, the notes to those financial statements, and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. See the Risk Factors section of this prospectus supplement on page S-7 for a discussion of the risks involved in investing in our securities.

Company Overview

We are a community based, financial services company organized under New York law in 1988 to become the holding company for Evans Bank. We are registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. At March 31, 2010, we had total assets of $634.9 million, deposits of $510.8 million and total stockholders’ equity of $46.9 million. Our common stock is listed for trading on The Nasdaq Global Market under the symbol “EVBN.”

Evans Bank was established in 1920 as a national banking association and is headquartered in Angola, New York. The Bank is a full-service financial institution, providing both commercial and consumer banking services through 13 banking offices in its primary market area of Erie County, Niagara County, northern Chautauqua County and northwestern Cattaraugus County in western New York. We also provide insurance and risk management services through our subsidiary The Evans Agency, Inc., and offer investment services through our subsidiary ENB Associates, Inc. Additionally, Suchak Data Systems, which we acquired in 2008, provides data processing, online banking systems, check imaging & processing, ATM services and consulting services to financial institutions.

Our principal executive offices are located at 14-16 North Main Street, Angola, New York 14006, and our telephone number is (716) 926-2000. Our internet address is www.evansbank.com. The information contained on our website should not be considered part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” on page S-22 of this prospectus supplement.

Our Strategy and Financial Highlights

Our goal is to continue to expand our franchise, organically and possibly through further acquisitions, while maintaining sound operations and risk management, in order to provide superior returns to our shareholders. We believe that, in order to increase market share, we must expand operations as well as existing customer relationships. We identify target geographic markets and target customer segments that can be effectively integrated into, and will be receptive to, our community banking business model. We intend to continue to diversify our sources of revenue and expand non-interest income through insurance and other financial services and products. Highlights of our strategy include the following:

•	Expand Asset Base Through Loan Growth — We focus on driving profitability by expanding our asset base, primarily through organic loan growth and acquisitions. Because of our focus on customer service and local credit decisions, we believe that we are positioned to capture credit customers from larger institutions operating in our primary service area. From 2007 through 2009, our total assets increased from $442.7 million to $619.4 million, an increase of 39.9%, and our total loans (excluding leases) increased from $279.0 million to $458.1 million, an increase of 64.2%.

•	Core Deposit Growth — Strong core deposit growth is a key component of our operating strategy. From 2007 through 2009, our total deposits increased from $325.8 million to $499.5 million, an increase of 53.3%. We focus on high-quality, low-cost deposits to supplement our balance sheet, and on diversifying our deposit portfolio. At December 31, 2009, our core deposits — savings and money market accounts, demand accounts and NOW accounts — represented 71.4% of total deposits. Our cost of deposits in 2009 was 1.46% and our net interest margin was 4.33%.

•	FDIC-Assisted Acquisition — In July, 2009 we completed an FDIC-assisted acquisition of approximately $47.2 million of assets (including approximately $42.0 million in loans) and approximately $51.0 million of liabilities (consisting primarily of deposits and accrued interest) of Waterford Village Bank. We believe that this was the first FDIC closure of a bank in New York State since 2004 and only the second closure since 1990. In connection with the acquisition, the FDIC made a payment to Evans Bank of approximately $4.6 million, which represented our negative bid price of $0.8 million and a $3.8 million capital shortfall at Waterford. We entered into a loss sharing agreement with the FDIC pursuant to which the FDIC is obligated to bear 80% of losses on loans and foreclosed real estate up to $5.6 million, and 95% of such losses above $5.6 million. We believed that Waterford’s financial condition was the result of an inability to maintain capital and achieve earnings given its overhead expenses, and not the result of significant weaknesses in its loan portfolio. Consistent with our expectations, we have not experienced significant write-downs or losses in the loan portfolio, and we have achieved cost savings through the integration of Waterford.

•	Risk Management and Asset Quality — We diligently monitor and manage the risk of our operations, including the performance of our loan portfolio, loan growth and core deposit growth, and we manage this growth to ensure that we have adequate capital to support our operations. In 2009, we decided to discontinue and wind down our national lease business because it was subject to the volatility of the national market and did not fit within our risk profile, the portfolio was performing poorly, it was not relationship- or community-based, and we determined that we could reallocate capital to our core business. Excluding the lease portfolio, at March 31, 2010, nonperforming loans were $8.5 million, or 1.79% of total loans. Including the lease portfolio, non-performing loans and leases at March 31, 2010 were $11.4 million, or 2.28% of total loans and leases. Our allowance for loan and lease losses to total loans and leases was 1.64% at March 31, 2010.

•	Diversify Financial Services and Expand Non-Interest Income — In addition to expanding our market area and customer base, we recognize that customers have a wide variety of financial needs that we can position the Company to meet. We believe that increasing the variety of services that we offer will help to increase our customer base within our targeted market areas. We also believe that the Company will benefit from decreased costs resulting from integrated sales efforts and cross-selling capabilities, increased fee income resulting from the provision of additional services and reduced interest rate risk associated with a diverse revenue mix. We have a significant insurance agency and risk management presence in western New York with $7.2 million in revenue in 2009, and we offer securities products through ENB Associates, Inc. In 2008, we acquired Suchak Data Systems, which hosts the Bank’s core and primary banking systems and through which we offer processing services to other financial institutions, including online banking systems, check imaging, processing, and ATM services. Non-interest income represented 37.9% of total revenues for the three months ended March 31, 2010.

•	Recruit and Retain Superior Talent — Our executive management team together has 125 years of experience in the financial services industry, and we carefully screen and select talented candidates for positions at all levels of our organization. Since David Nasca joined the Bank in late 2006, the Company has transformed its strategic vision and its senior management team. Three of the six individuals that comprise the senior management team are newly hired under Dave Nasca, including Gary Kajtoch (CFO and EVP) and Cindy Rich (EVP, Operational Excellence and Credit). In addition, three long-tenured senior management team members have changed their roles within the Company to better align job function with our growth strategy. We also added three senior loan officers over the last twelve months and additional operations personnel to accommodate current and anticipated loan growth. The additional personnel adds to Evans’ platform and better positions the Company to leverage the capacity that has been built out over the past three years to capitalize on growth opportunities. We have developed a performance-based corporate culture, which rewards individual employees at all levels of the organization based upon the financial performance of the Company and on attainment of personal objectives.

•	Brand Development — The Company undertook a re-branding initiative in 2008, which is designed to unify the brand and gain greater awareness, and ultimately market share. We simplified our brand name in a way we believe makes it more recognizable and memorable. We created a new logo that represents both the simplicity and the personal touch that we believe many of our existing and target customers desire in a community banking relationship. The logo also reflects our commitment to technological innovations and a high level of service. In addition, we have adopted a new tagline that we believe sums up our approach to community banking: “Experience. A Better Way.” which focuses on the customer experience and the capabilities of our Company. We are actively involved in marketing initiatives aimed at increasing brand awareness. We believe that our focus on customer service and developing and maintaining customer relationships better position us to attract loan, deposit, insurance and financial services customers in our primary service area from larger national and regional financial institutions.

THE OFFERING

Issuer	Evans Bancorp, Inc.

Common stock offered by us	1,125,000 shares of common stock, $0.50 par value per share (l)

Over-allotment option	We have granted the underwriter an option to purchase up to 97,000 additional shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Common stock outstanding after the offering	3,960,080 shares of common stock (2)

Offering price	$12.00 per share

Net proceeds	The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $12.3 million. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $13.4 million.

Use of proceeds	We intend to use the proceeds of the offering for general corporate purposes. See “Use of Proceeds” at page S-14.

Market and trading symbol for the common stock	Our common stock is listed and traded on the Nasdaq Global Market under the symbol “EVBN.”

Dividends and distributions	We have historically paid dividends on our common stock. Whether we pay dividends is in the discretion of the Board of Directors, and we may be prohibited from paying dividends in certain circumstances. See “Market for Common Stock and Our Dividend Policy.”

Risk Factors	Investing in our common stock involves risks. You should carefully consider the information contained in, or incorporate by reference into, this prospectus supplement and the accompanying prospectus. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement before investing in our common stock.

(1)	The number of shares offered assumes that the underwriter’s over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell 1,222,000 shares.

(2)	The number of shares outstanding after the offering is based on 2,835,080 shares of common stock outstanding as of April 30, 2010, and excludes 97,000 shares issuable pursuant to the exercise of the underwriter’s over-allotment option. It also excludes an aggregate of 227,296 shares reserved for issuance under our equity compensation plans subject to outstanding awards.

SUMMARY OF SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2009 (which has been derived from our audited consolidated financial statements), and as of and for the three months ended March 31, 2010 and 2009 (unaudited). You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the three month periods ended March 31, 2010 and 2009 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the three month period ended March 31, 2010 do not necessarily indicate the results which may be expected for any future period or for the full year.

	As of and for
	the Three Months
	Ended March 31,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)
	(In thousands, except per share data)

Balance Sheet Data
Assets	$634,948	$556,459	$619,444	$528,974	$442,729	$473,894	$468,546
Interest-earning assets	580,211	504,786	562,219	477,496	392,235	426,836	419,973
Investment securities	88,089	93,179	79,018	75,755	72,410	137,730	159,952
Loans and leases, net	491,466	411,021	482,597	401,626	319,556	285,367	256,810
Deposits	510,840	460,026	499,508	403,953	325,829	355,749	336,808
Borrowings	65,880	39,582	63,146	66,512	63,236	60,559	81,798
Stockholders’ equity	46,935	43,754	45,959	45,919	43,303	39,543	36,876
Income Statement Data
Net interest income	$6,078	$5,214	$22,594	$19,268	$16,675	$14,847	$14,377
Non-interest income	3,702	3,894	14,067	11,677	8,843	10,773	10,376
Non-interest expense	6,451	7,682	26,057	20,440	19,182	17,728	17,404
Net income (loss)	1,447	(1,247)	707	4,908	3,368	4,921	4,819
Per Share Data
Earnings (loss) per share — basic	$0.51	$(0.45)	$0.25	$1.78	$1.23	$1.81	$1.77
Earnings (loss) per share — diluted	0.51	(0.45)	0.25	1.78	1.23	1.80	1.77
Cash dividends	0.20	0.41	0.61	0.78	0.71	0.68	0.65
Book value	16.60	15.80	16.34	16.57	15.74	14.46	13.51
Performance Ratios
Return on average assets	0.93%	(0.93)%	0.12%	1.03%	0.73%	1.05%	1.05%
Return on average equity	12.29	(10.81)	1.57	10.82	8.15	12.99	13.34
Net interest margin	4.28	4.31	4.33	4.53	4.05	3.55	3.49
Efficiency ratio(1)	63.56	60.10	63.16	63.87	66.65	67.37	68.53
Dividend payout ratio(2)	33.33	109.33	244.00	43.74	57.77	37.70	36.58

	As of and for
	the Three Months
	Ended March 31,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)
	(In thousands, except per share data)

Capital Ratios
Tier I capital to average assets	7.88%	8.47%	7.80%	9.02%	10.04%	8.90%	8.29%
Equity to assets	7.39	7.86	7.42	8.68	9.78	8.34	7.87
Asset Quality Ratios
Total non-performing assets to total assets	1.79%	0.74%	2.10%	0.69%	0.16%	0.15%	0.41%
Total non-performing loans and leases to total loans and leases	2.28	0.98	2.64	0.88	0.22	0.23	0.72
Net charge-offs to average loans and leases	0.01	1.59	2.19	0.55	0.37	0.22	0.23
Allowance for loan and lease losses to total loans and leases	1.64	1.86	1.42	1.49	1.41	1.29	1.23

(1)	The calculation of the efficiency ratio excludes amortization of intangibles, goodwill impairment, and gains and losses on sales and calls of securities, for comparative purposes.

(2)	Calculated on a trailing twelve month basis.

Recent Developments

The Company had net income of $1.45 million, or $0.51 per diluted share, in the first quarter of 2010, compared with a net loss of ($1.25) million, or ($0.45) per diluted share, in the first quarter of 2009. The significant increase in net income was largely due to a lower provision for loan and lease losses and the $2.0 million goodwill impairment charge related to the Company’s small-ticket commercial equipment leasing business taken in the first quarter of 2009. The return on average equity was 12.29% for the three-month period ended March 31, 2010.

Net interest income was $6.1 million during the first quarter of 2010, flat with the fourth quarter of 2009, and up $0.9 million, or 16.6%, from $5.2 million in the first quarter of 2009. The first quarter of 2010 contained two fewer days than the fourth quarter of 2009. When adjusting for this shorter period, net interest income increased 2.4% from the fourth quarter of 2009. Growth of the core loan portfolio and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. Also contributing to the year-over-year increase was the acquisition of the loans and deposits of Waterford Village Bank (“Waterford”) in July 2009. Core loans (which are total loans exclusive of leases) were $472.9 million at March 31, 2010, an annualized increase of 13.0% from $458.1 million at December 31, 2009 and an increase of 30.2% from $363.4 million at March 31, 2009. Strong growth in commercial real estate balances and the addition of $37.4 million in loans acquired from Waterford drove the increase. The national direct financing lease portfolio declined $4.8 million during the first quarter to $26.7 million at March 31, 2010 as the Company ceased lease originations in the second quarter of 2009.

Total deposits were $510.8 million at March 31, 2010, an increase of 2.3% from $499.5 million at December 31, 2009 and an increase of 11.0% from $460.0 million at March 31, 2009. The annualized growth rate for the quarter was 9.2%. The Company’s net interest margin continued to perform well at 4.28% in the first quarter of 2010, down slightly from 4.34% in the 2009 fourth quarter and 4.31% in the 2009 first quarter. The year-over-year decrease is due to the decline in the contribution of interest-free funds and a reduction in high-rate lease balances. The decline in the contribution of interest-free funds was due to several factors, including average total asset growth of 16.0% exceeding average demand deposit growth of 6.0%; reduced stockholders’ equity growth due to the losses incurred in the first two quarters of 2009; and higher than normal non-earning asset growth due to the $3.0 million prepaid asset for future FDIC insurance premiums mandated by the FDIC. The net interest spread increased from the first quarter of 2009, from 3.93% to 4.06%.

Net charge-offs to average total loans and leases remained low at 0.01% for the first quarter of 2010, the same as the fourth quarter of 2009. The net charge-off ratio significantly declined from the first quarter of 2009, when the ratio was 1.59%. The ratio of non-performing loans and leases to total loans and leases decreased to 2.28% at March 31, 2010, from 2.64% at December 31, 2009. The decrease in the ratio is largely due to the decline in loans 90 days past due and still accruing. The provision for loan and lease losses decreased $2.1 million from the first quarter of 2009 to $1.2 million in the first quarter of 2010, primarily due to a decrease in the leasing provision resulting from our exiting the leasing business. The provision for leases was $0.8 million in the first quarter of 2010, compared with $2.9 million in the first quarter of 2009. The allowance for loan and lease losses to total loans and leases ratio was 1.64% at March 31, 2010, compared with 1.42% at December 31, 2009, and 1.86% at March 31, 2009. The increase in the ratio from December 31, 2009 was a result of the additional provision required for the leasing portfolio.

Non-interest income, which represented 37.9% of total revenue during the first quarter of 2010, compared with 42.8% in the first quarter of 2009, declined 4.9%, or $0.2 million to $3.7 million. Several categories of income decreased, including bank charges, which were down primarily due to the industry-wide trend of lower overdraft activity; insurance agency revenue, reflecting a soft pricing environment; and bank-owned life insurance (“BOLI”) revenue, which declined as a result of a gain the Company realized on life insurance proceeds in the first quarter of 2009.

Total non-interest expense was $6.5 million for the first quarter of 2010, a decrease of $1.2 million, or 16.0%, from $7.7 million in the first quarter of 2009. The decrease is primarily due to the $2.0 million non-cash goodwill impairment charge in the first quarter of 2009 related to the Company’s leasing unit. Excluding the goodwill impairment charge, non-interest expenses increased 13.2% from the first quarter of 2009 to the first quarter of 2010. The largest component of the increase was in salaries and employee benefits, which increased 9.3%, or $0.3 million, to $3.6 million for the first quarter of 2010 compared with the first quarter of 2009.

The Company’s Tier 1 leverage ratio at March 31, 2010 was 7.88%. Average equity as a percentage of average assets was 7.55% in the three months ended March 31, 2010, compared with 7.47% in the three months ended December 31, 2009, and 8.58% in the three months ended March 31, 2009. The decrease from the 2009 first quarter was the result of strong growth in earning assets over the last 12 months as well as lower net income due to leasing charge-offs in 2009.

Book value per share was $16.60 at March 31, 2010, compared with $16.34 at December 31, 2009, and $15.80 at March 31, 2009, reflecting the strong earnings realized in the 2010 first quarter. Tangible book value per share at March 31, 2010 was $13.08, up 2.8% from the end of the fourth quarter of 2009 and up 9.9% from the first quarter of 2009.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors described below, as well as any risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to our Business and Operating Environment

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

Since December 2007, the United States has been in a recession. Business activity across a wide range of industries and regions has been greatly reduced and local governments and many businesses are in serious difficulty due to rising unemployment, the lack of consumer spending, a faltering housing market, and reduced liquidity in the credit markets. Since mid-2007, and particularly during the second half of 2008, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equities. In 2009, there was some recovery in the value of some asset classes, but the economy remains weak with high unemployment, lower property values, and low consumer confidence. Our financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and leases and the value of collateral securing those loans and leases, is highly dependent upon the business environment in the markets where we operate, in Western New York and in the United States as a whole. A favorable business environment is generally characterized by, among other factors, economic growth, efficient capital markets, low inflation, high business and investor confidence, and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by: declines in economic growth, declines in housing and real estate valuations, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; natural disasters; or a combination of these or other factors.

Overall, during 2009, the business environment was adverse for many households and businesses in the United States and worldwide. It is expected that the business environment in Western New York, the United States and worldwide will be slow to recover from the 2008-2009 recession during fiscal 2010. There can be no assurance that these conditions will improve in the near term. Such conditions could materially adversely affect the credit quality of our loans and leases, and therefore, our results of operations and financial condition.

Our national direct financing lease portfolio exposes us to increased credit risks.

At March 31, 2010, the book value of our national portfolio of direct financing leases originated through Evans National Leasing was $26.7 million, or 5.3% of total loans and leases outstanding. Although we exited the national leasing business in 2009, we still face the challenge of collecting the remainder of the portfolio, which puts us at risk for future losses. In 2009, the provision for lease losses was $6.8 million, net charge-offs, including the mark-to-market adjustment of $7.2 million, were $9.3 million, and the entire goodwill balance of $2.0 million relating to this business was written off. The portfolio balance peaked at December 31, 2008 at $58.6 million, or 14.4% of total loans and leases. Most of our leases are small-ticket general business equipment leases originated through brokers. With 1,731 active leases, the average balance per lease at March 31, 2010 was $17,000. In many cases, the collateral for the leases has a low market value and, with lessees in other states far from our primary market area, is difficult to retrieve in the case of a delinquent customer. Also, the lessees tend to be small businesses, which have a more difficult time withstanding a poor economic environment than larger and more established middle market customers. In addition, the leasing portfolio is exposed to certain states that have experienced higher-than-average credit issues and property devaluation such as California and Florida. These risks are reflected in the fact that the leases in those states have the highest rate of charge-offs among our lease portfolio.

While we believe that the losses in the leasing portfolio will be less in 2010 as the book value of the portfolio is already down 54.5% from its peak at December 31, 2008, there remains significant risk of future losses in the portfolio due to the nature of the customers, collateral, and geography of the business and its heightened sensitivity to the continued adverse economic factors. Continued weakness in the lease portfolio could have a material adverse effect on our business, financial condition, and results of operations.

Commercial real estate and commercial business loans expose us to increased credit risks.

At March 31, 2010, our portfolio of commercial real estate loans totaled $288.7 million, or 57.8% of total loans and leases outstanding and our portfolio of commercial business loans totaled $61.3 million, or 12.3% of total loans and leases outstanding. We plan to continue to emphasize the origination of commercial loans as they generally earn a higher rate of interest than other loan products offered by the Bank. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to four-family residential mortgage loans because repayment of commercial real estate and business loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to four-family residential mortgage loans. Also, many of our commercial borrowers have more than one commercial real estate or business loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to four-family residential mortgage loan. Commercial real estate loans in non-accrual status at March 31, 2010 were $4.3 million, compared with $1.7 million at March 31, 2009. There were also $1.4 million in commercial real estate loans that were still accruing interest at March 31, 2010, but were over 90 days past due. These loans are well secured and are in the process of renewal or collection. Commercial loans in nonaccrual status at March 31, 2010 were $1.4 million, compared with $0.7 million at March 31, 2009.

The concentration of loans in our primary market area may increase our risk, if the value of the outstanding loans decreases.

Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers located primarily in western New York State. Therefore, our success depends primarily on the general economic conditions in western New York State. Our business lending and marketing strategies focus on loans to small- to medium-sized businesses in this geographic region. Moreover, our assets are heavily concentrated in mortgages on properties located in western New York State. Accordingly, our business and operations are vulnerable to downturns in the economy of western New York State. The concentration of our loans in this geographic region subjects us to the risk that a downturn in the economy or recession in this region could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect us than if our lending were more geographically diversified. In addition, we may suffer losses if there is a decline in the value of properties underlying our mortgage loans which would have a material adverse impact on our operations. We have not seen this type of deterioration in the current credit cycle.

In the event our allowance for loan and lease losses is not sufficient to cover actual loan and lease losses, our earnings could decrease.

We maintain an allowance for loan and lease losses in order to capture the probable losses inherent in our loan and lease portfolio. There is a risk that we may experience significant loan and lease losses which could exceed the allowance for loan and lease losses. In determining the amount of our recorded allowance, we makes various assumptions and judgments about the collectibility of our loan and lease portfolio, including the creditworthiness of our borrowers, the effect of changes in the local economy on the value of the real estate and other assets serving as collateral for the repayment of loans, the effects on our loan and lease portfolio of current economic indicators and their probable impact on borrowers, and our loan quality reviews. In addition, bank regulators periodically review our loan and lease portfolio and credit underwriting procedures, as well as our allowance for loan and lease losses, and may require us to increase our provision for loan and lease losses or recognize further loan and lease charge-offs. At March 31, 2010, we had a net loan and lease portfolio of $491.5 million and the allowance for loan and lease losses was $8.2 million, which represented 1.64% of the total amount of gross loans and leases. If our assumptions and judgments prove to be incorrect or bank regulators require us to increase our provision for loan and lease losses or recognize further loan and lease charge-offs, we may have to increase our allowance for loan and lease losses or loan and lease charge-offs which could have an adverse effect on our operating results and financial condition. If our underwriting process fails to capture inaccurate information or proves to be inadequate, we may incur losses on loans that meet our underwriting criteria, and those losses may exceed the amounts set aside as reserves in the allowance for loan losses. There can be no assurances that our allowance for loan and lease losses will be adequate to protect us against loan and lease losses that we may incur.

Changes in interest rates could adversely affect our business, results of operations and financial condition.

Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because our interest-bearing liabilities generally re-price or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in our net interest income.

Changes in interest rates also affect the value of our interest-earning assets, and in particular, our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At March 31, 2010, our securities available for sale totaled $85.0 million. Net unrealized gains on securities available for sale, net of tax, amounted to $1.0 million and are reported as a separate component of stockholders’ equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders’ equity or earnings.

We are also subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of counterparty relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry. The most important counterparty for us, in terms of liquidity, is the Federal Home Loan Bank of New York (“FHLBNY”). We use FHLBNY as a primary source of overnight funds. In addition, we have several long-term advances with FHLBNY. At March 31, 2010, we had a total of $48.9 million in borrowed funds with FHLBNY. We have placed sufficient collateral in the form of commercial and residential real estate loans at FHLBNY. As a member of the Federal Home Loan Bank System, the Bank is required to hold stock in FHLBNY. The Bank held FHLBNY stock with a fair value of $2.8 million as of March 31, 2010. The Bank’s FHLBNY stock average yield in 2009 was 4.6%.

There are 12 Federal Home Loan Banks, including the FHLBNY. Several member banks have warned that they have either breached risk-based capital requirements or that they are close to breaching those requirements. To conserve capital, some FHLB banks are suspending dividends, cutting dividend payments, and not buying back excess FHLB stock that members hold. FHLBNY has stated that they expect to be able to continue to pay dividends, redeem excess capital stock, and provide competitively priced advances in the future. The most severe problems in the FHLB system have been at some of the other FHLB banks. Nonetheless, the 12 FHLB banks are jointly liable for the consolidated obligations of the FHLB system. To the extent that one FHLB bank cannot meet its obligations to pay its share of the system’s debt, other FHLB banks can be called upon to make the payment.

Weakness in the FHLB system could result in higher costs of FHLB borrowings, reduced value of FHLB stock, and increased demand for alternative sources of liquidity that are more expensive, such as brokered time deposits, the discount window at the Federal Reserve, or lines of credit with correspondent banks.

We face strong competition for customers, which could prevent us from obtaining customers or may cause us to pay higher interest rates to attract customer deposits.

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions. Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer. Moreover, this competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions in attracting deposit, loan, insurance and financial services customers. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions, such as HSBC, M&T Bank, First Niagara Financial Group and Key Corp. These institutions offer some services that we do not provide, such as extensive and established branch networks and trust services. We also compete with local community banks in our market. We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits, accept lower yields on loans to attract loans and pay higher wages for new employees, resulting in reduced profitability.

Expansion of our branch network may adversely affect our financial results.

We have increased our retail branch network from eight branches to thirteen branches by opening de novo branches in five of the last seven years. In addition, we are researching the feasibility of adding a branch within the next year, and our strategy is to continue to grow our branch network through de novo branching and acquisitions. We cannot assure that our branch expansion strategy will be accretive to earnings or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as suitable location, qualified personnel, and an effective marketing strategy. Additionally, it takes time for a new branch to gather sufficient loans and deposits to generate income sufficient to cover its operating expenses. Difficulties we experience in implementing our growth strategy may have a material adverse effect on our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency, the Federal Reserve Board and the FDIC, as insurer of our deposits. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the deposit insurance funds and depositors. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the imposition of deposit insurance premiums and other assessments, the classification of assets by a bank and the adequacy of a bank’s allowance for loan and lease losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material adverse impact on our business, financial condition and results of operations.

Legislation has been passed in the U.S. House of Representatives, and legislation is being considered by the U.S. Senate, that would further increase regulation and oversight of the financial services industry and impose restrictions on the ability of firms within the industry to conduct business consistent with historical practices, including aspects such as compensation, consumer protection regulations and mortgage regulation, among others. Federal and state regulatory agencies also propose and adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation or regulation, or the application thereof, although enactment of the proposed legislation may significantly increase costs, impede the efficiency of internal business processes, require us to increase our regulatory capital and modify our business strategy, and limit our ability to pursue business opportunities in an efficient manner.

We are required to maintain certain regulatory capital levels and ratios, as discussed under the caption “Business — Capital Adequacy” of our Annual Report on Form 10-K for the year ended December 31, 2009. Pressure to maintain appropriate capital levels and address business needs in a recessionary environment may lead to actions that could be adverse to our shareholders, at least in the short term, such as the reduction of our semi-annual cash dividend. We cannot provide any assurances that further such actions or reductions in our dividend may not occur.

Lack of system integrity or credit quality related to funds settlement could result in a financial loss.

The Bank settles funds on behalf of financial institutions, other businesses and consumers and receives funds from clients, card issuers, payment networks and consumers on a daily basis for a variety of transaction types. Transactions facilitated by the Bank include debit card, credit card and electronic bill payment transactions, supporting consumers, financial institutions and other businesses. These payment activities rely upon the technology infrastructure that facilitates the verification of activity with counterparties and the facilitation of the payment. If the continuity of operations or integrity of processing were compromised this could result in a financial loss to the Bank, and therefore to us, due to a failure in payment facilitation. In addition, the Bank may issue credit to consumers, financial institutions or other businesses as part of the funds settlement. A default on this credit by a counterparty could result in a financial loss to Bank, and therefore to us.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. We may also rely on representations of those customers, counterparties, or other third parties, such as independent auditors, as to the accuracy and completeness of that information. While management generally engages only third parties that it knows or believes to be reputable, reliance on inaccurate or misleading financial statements, credit reports, or other financial information could cause us to enter into unfavorable transactions, which could have a material adverse effect on our financial condition and results of operations.

We depend on key individuals, and our continued success depends on our ability to identify and retain individuals with experience and relationships in our markets. The loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Our management team has extensive and long-standing ties within our market areas and substantial experience with our operations, which has contributed significantly to our business. If we lose the services of and one or more members of our management team, our business and development could be materially and adversely affected.

To succeed in our markets, we must identify and retain experienced key management members with local expertise and relationships in these markets. We expect that competition for qualified management in our markets will be intense and that there will be a limited number of qualified persons with knowledge of and experience in the community banking industry in these markets. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out our strategy requires both management and financial resources and is often lengthy. Our inability to identify, recruit and retain talented personnel to manage our offices effectively would limit our growth and could materially adversely affect our business, financial condition and results of operations. The loss of the services of several key personnel could adversely affect our strategy and prospects to the extent we are unable to replace them and customers were to follow such employees to our competitors.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside of the Company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements, and business continuation and disaster recovery. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to our reputation.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption, or breach in security or operational integrity of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at times or prices they find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in “Special Note Regarding Forward Looking Statements”:

•	Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	Changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	Speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	Fluctuations in the stock price and operating results of our competitors;

•	Future sales of our equity or equity-related securities;

•	Proposed or adopted regulatory changes or developments;

•	Anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	Domestic and international economic factors unrelated to our performance; and

•	General market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

The trading volume in our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our stock and make it difficult for you to sell your shares.

Our common stock is currently traded on the NASDAQ Global Market. An active trading market for our common stock may not develop or be sustained after the offering. Our common stock is thinly traded and has substantially less liquidity than the average trading market for many other publicly traded companies, with volume averaging approximately 1,698 shares per day over the three months ended April 30, 2010. Thinly traded stocks can be more volatile than stock trading in an active public market. Our stock price has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include: our announcement of developments related to our businesses, operations and stock performance of other bank holding companies deemed to be peers, news reports of trends and concerns, irrational exuberance on the part of investors and other issues related to the financial services industry. Recently, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Therefore, our stockholders may not be able to sell their shares at the volume, prices or times that they desire.

We may issue additional equity securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common stockholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Substantial regulatory limitations on changes of control and anti-takeover provisions in our certificate of incorporation and bylaws may make it more difficult for you to receive a change in control premium.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve Board.

In addition, our certificate of incorporation and bylaws contain a number of provisions that may make it more difficult for a third party to acquire control of the Company without the approval of our board of directors, and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. See “Description of Our Common Stock — Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in the offering, after underwriting discounts and estimated expenses, will be approximately $12.3 million. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds, after underwriting discounts and expenses, will be approximately $13.4 million. In each case, this assumes the deduction of estimated offering expenses of $322,500 and the underwriting discount.

We intend to use all of the proceeds of the offering for general corporate purposes, including contribution to the capital of our subsidiaries to support the organic growth of their lending, insurance and investing activities; financing possible acquisitions of branches of other financial institutions; diversification into other banking-related businesses; extending credit to, or funding investments in, our subsidiaries; or repurchasing our outstanding common stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010. Our capitalization is presented on a historical basis and on a pro forma basis as if the offering had been completed as of March 31, 2010 and assuming the sale of 1,125,000 shares of common stock at a price of $12.00 per share and the underwriter’s over-allotment option is not exercised.

The following information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2009, and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the unaudited consolidated financial statements for the three months ended March 31, 2010, and the notes thereto, included in our Quarterly Report on Form 10-Q for the period ended March 31, 2010, each of which is incorporated by reference herein.

	As of March 31, 2010
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)

Long Term Debt
Junior subordinated debentures	$11,330	$11,330
Stockholders’ Equity:
Common stock, $.50 par value; 10,000,000 shares authorized; 2,827,894 and 3,952,894 shares issued and outstanding, respectively	$1,414	$1,977
Capital surplus	27,321	39,058
Retained earnings	18,263	18,263
Accumulated other comprehensive income (loss), net of tax	(63)	(63)

Total Stockholders’ Equity	$46,935	$59,235

Total Capitalization	$58,265	$70,565

Capital Ratios for the Company(1)
Tier 1 capital to average assets ratio	7.88%	9.69%
Tier 1 to risk-weighted assets ratio	10.08%	12.59%
Total capital to risk-weighted assets	11.34%	13.84%

(1)	The as adjusted capital ratios assume the initial deployment of the net proceeds of the offering in short term investments carrying a 20% risk weighting under applicable regulations.

MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed on the Nasdaq Global Market under the symbol “EVBN.” Over the three month period ended April 30, 2010, the average daily trading volume amounted to approximately 1,698 shares. No assurance can be given that a very active trading market will develop in the foreseeable future or can be maintained. As of April 30, 2010, we had 2,835,080 shares of common stock outstanding, held by approximately 1,387 shareholders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the Nasdaq Global Market and the cash dividends paid per common share, for the periods shown.

	High	Low	Cash Dividend

Quarter Ended:
June 30, 2010 (through May 10, 2010)	$15.40	$12.42	$0.20
March 31, 2010	$16.59	$11.23	$—
December 31, 2009	$13.05	$10.36	$0.20
September 30, 2009	$14.65	$11.80	$—
June 30, 2009	$15.50	$12.00	$0.41
March 31, 2009	$16.39	$9.31	$—
December 31, 2008	$17.90	$14.11	$0.41
September 30, 2008	$17.43	$14.19	$—
June 30, 2008	$17.50	$15.05	$0.37
March 31, 2008	$17.79	$14.17	$—

The amount and type (cash or stock), if any, of future dividends will be determined by our Board of Directors and will depend on our earnings, financial conditions and other factors considered by the Board of Directors to be relevant. In September 2009, we reduced our semi-annual cash dividend to $0.20 per share, in order to retain capital to support growth and existing operations. There can be no assurance as to when, or if, our Board of Directors will increase dividends above this level.

Additionally, the payment of cash dividends on the common stock will depend largely upon the ability of the Bank to declare and pay dividends to us. The Bank’s ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies. Even if we have earnings in an amount sufficient to pay dividends, the Bank’s board of directors may determine to retain earnings for the purpose of funding growth. The Bank generally pays a dividend to the Company to provide funds for: debt service on the junior subordinated debentures, a portion of the proceeds of which were contributed to the Bank as capital; dividends the Company pays; treasury stock repurchases; and other Company expenses.

There are various legal limitations with respect to the Bank’s ability to pay dividends to the Company and the Company’s ability to pay dividends to shareholders. Under the New York Business Corporation Law, the Company may pay dividends on our outstanding shares except when the Company is insolvent or would be made insolvent by the dividend. Under Federal banking law, the prior approval of the Federal Reserve Board and the Office Comptroller of the Currency (the “OCC”) may be required in certain circumstances prior to the payment of dividends by the Company or the Bank. The OCC has the authority to prohibit a national bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. The Federal Reserve Board’s guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. As a depository institution the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not (and never has been) in default under any of its obligations to the FDIC.

DESCRIPTION OF OUR COMMON STOCK

We are authorized to issue 10,000,000 shares of common stock, par value $0.50 per share. As of April 30, 2010, we had 2,835,080 shares of common stock outstanding. As of April 30, 2010, there were also options and restricted stock units with respect to approximately 227,296 shares under our equity compensation plans, of which 72,927 were exercisable stock options, and 15,810 were restricted stock units.

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the Board of Directors out of funds legally available therefor. See “Market for Common Stock and Our Dividend Policy.”

Voting Rights

The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders

Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult. The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, both of which are on file with the SEC, and by reference to the applicable provisions of federal law.

Consideration of Tender Offers and Business Combinations.  Our certificate of incorporation provides that the Board of Directors may oppose a tender offer or any other offer for our shares, and may, in its discretion consider any one or more of the following factors: whether the offer price is acceptable based on historical or present operating results or financial condition; whether a more favorable price could be obtained in the future; the social and economic effects of the transaction on the Company and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Company operates; the reputation and business practice of the offeror and its management as such would affect the Company’s shareholders, employees, depositors and customers and the future value of the Company’s stock; the value of any securities offered in exchange for the Company’s shares; the business and financial condition and earnings prospects of the offeror and the possible effect of such condition on the Company, its subsidiaries and the communities in which the Company operates; and any antitrust, legal or regulatory issues. Based upon its evaluation of one or more of these factors, the Board of Directors may take a wide range of actions to reject an offer, including litigation, acquiring the offeror, selling unissued shares or treasury stock, granting options, making strategic acquisitions of other companies and soliciting more favorable offers for the Company from third parties.

Amendment of the Certificate of Incorporation.  In general, our certificate of incorporation may be amended upon the vote of 80% of the outstanding shares of capital stock entitled to vote. However, the approval of 80% of the shareholders is not required if an amendment is approved by 80% of the Board of Directors and all such directors approving the amendment are not affiliated or associated with any shareholder who owns 5% or more of the Company’s voting stock or is otherwise an affiliate or associate of the Company.

Our Board of Directors.  Our bylaws provide for a classified Board of Directors who are elected for staggered three year terms. Any vacancies may be filled by the remaining directors. Directors must, upon election, acquire at least $10,000 in aggregate market value of our stock, and must own $50,000 in aggregate market value of our stock within five years of election. Our bylaws also provide specific procedures for nomination of director candidates.

Restrictions on Business Combinations with Interested Shareholders.  Our certificate of incorporation imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between the Company and any person who beneficially owns at least 5% of our outstanding capital stock, or is otherwise an affiliate or associate of the Company and held at least 5% of our outstanding capital stock at any time during the two years prior to the transaction (an “interested shareholder”). Business combinations with an interested shareholder must be approved by 80% of the shares of our common stock entitled to vote, unless (a) the transaction is approved in advance by 80% of the directors who are not affiliated or associated with any shareholder who owns 5% or more of the Company’s voting stock or is otherwise an affiliate or associate of the Company, (b) the Company’s shareholders receive a “fair market value” (as defined in our certificate of incorporation) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares, (c) between the time of the interested shareholder becoming an interested shareholder and the transaction, there has been no reduction or increase in the amount of dividends, recapitalization, reorganization or similar event (unless approved by 80% of the directors who are not affiliated or associated with any shareholder who owns 5% or more of the Company’s voting stock or is otherwise an affiliate or associate of the Company), (d) the interested shareholder has not acquired additional shares of the Company’s stock, and (e) the interested shareholder has not received the benefit of any loans, advances, guarantees or other financial assistance provide by the Company. Our Board of Directors is entitled, in its discretion, to make binding determinations with respect to various facts related to transactions with interested shareholders, including the number of shares owned by the interested shareholder, whether a person is an interested shareholder and whether or not a person is otherwise an affiliate or associate of the Company.

Ownership Restrictions Under Federal Law.  The Bank Holding Company Act generally prohibits any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

Transfer Agent

The Transfer Agent for the common stock is Computershare Trust Company, N.A., Providence, Rhode Island.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through Sandler O’Neill & Partners, L.P., as the underwriter. We have entered into an underwriting agreement with the underwriter, dated May 10, 2010. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to Sandler O’Neill & Partners, L.P., and Sandler O’Neill & Partners, L.P. has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, 1,125,000 shares of common stock.

The underwriter is committed to purchase and pay for all such shares of common stock, if any are purchased. Under no circumstances will the fee, commission or discount received by the underwriter exceed 8% of the gross proceeds to us in this offering pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “EVBN.”

We have granted to the underwriter an option, exercisable no later than 30 calendar days after the date of this prospectus supplement, which is dated the same date as the underwriting agreement, to purchase up to an aggregate of 97,000 additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock.

The underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $0.44 per share. The underwriter may allow, and these dealers may re-allow, a concession not in excess of $0.10 per share on sales to other dealers. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

		Total without	Total with
	Per Share	Over-Allotment	Over-Allotment

Price to public	$12.00	$13,500,000	$14,664,000
Underwriting discount	$0.78	$877,500	$953,160
Proceeds to us, before expenses	$11.22	$12,622,500	$13,710,840

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $322,500, and are payable by us. In addition to the underwriting discount, we have agreed to reimburse the underwriter for its reasonable out-of-pocket expenses incurred in connection with itsengagement as underwriter, regardless of whether this offering is consummated, including, without limitation, marketing, syndication and travel expenses.

The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreement.  We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our preferred stock or common stock, any of our securities that are substantially similar to any of our common stock or any or securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (l) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date on which the earnings release is issued or the material news or material event related to us occurs.

The restrictions described in the preceding paragraph will not apply to (1) the issuance by us of common stock to the underwriters pursuant to the underwriting agreement; (2) the issuance by us of shares, and options to purchase shares, of our common stock pursuant to stock option plans, as those plans are in effect on the date of this prospectus supplement; (3) the issuance by us of shares of our common stock upon the exercise of stock options that are outstanding on the date of this prospectus supplement, and the issuance by us of shares of our common stock upon the exercise of stock options issued after the date of this prospectus supplement under stock option plans referred to in clause (2) of this sentence, as those plans are in effect on the date of this prospectus supplement; (4) a bona fide gift or gifts by any of our officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; or (5) a transfer by any of our officers or directors to any trust for the direct or indirect benefit of that officer or director or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

The underwriter may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnity.  We and the Bank have agreed, jointly and severally, to indemnify the underwriter, persons who control the underwriter, and the underwriter’s partners, directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, and syndicate covering transactions.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising the over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriter.  From time to time, the underwriter and some of its affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Luse Gorman Pomerenk & Schick, P.C., Washington, DC. Arnold & Porter LLP, Washington, DC, will pass upon certain legal matters for the underwriter.

EXPERTS

The consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, included in our 2009 Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph describing the adoption of the provisions of Statement of Financial Accounting Standards No. 141(R), Business Combinations (included in Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations), in 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus). You can obtain documents incorporated by reference in this prospectus by contacting us at Corporate Secretary, Evans Bancorp, Inc., 14-16 North Main Street, Angola, New York 14006, telephone (716) 926-2000, or from our internet website at www.evansbank.com. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement, the accompanying prospectus or the registration statement on Form S-3.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as Applicable)

Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Report on Form 10-Q	Quarter ended March 31, 2010
Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	April 14, 2010 April 27, 2010 May 3, 2010
Portions of our proxy statement for the annual meeting of shareholders held on April 22, 2010 that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009
March 24, 2010

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements. The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement and the accompanying prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this document or in any of the materials that we have incorporated into this document. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PROSPECTUS

Debt Securities
Common Stock
Warrants
Purchase Contracts
Units

Evans Capital Trust II

Evans Capital Trust III

Capital Securities
Fully and unconditionally guaranteed by Evans Bancorp, Inc. as described herein

We and/or Evans Capital Trust II and/or Evans Capital Trust III, or the Trusts, may offer and sell from time to time up to $60 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; purchase contracts; warrants to purchase other securities; capital securities of the Trusts; guarantees of capital securities of the Trusts; and units consisting of any combination of the above securities. This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is traded on the Nasdaq Global Market under the symbol “EVBN.”

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement and any applicable pricing supplement for those securities.

You should read this prospectus and any supplements carefully before you invest. Investing in our securities or the securities issued by the Trusts involves a high degree of risk. See the section entitled “Risk Factors,” on page 4 of this prospectus, in any prospectus supplement and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2010.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	a prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities and which may not include information relating to the prices of the securities being offered; and

•	if necessary, a pricing supplement, which describes the pricing terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	this prospectus.

We include cross-references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we and/or the Trusts may from time to time offer and sell the debt securities, common stock, warrants, purchase contracts, capital securities of the Trusts and guarantees of the capital securities by us, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $60 million. Under SEC rules applicable to Evans Bancorp, the aggregate market value of securities that may be sold pursuant to this registration statement during any period of 12 calendar months cannot exceed one third of the aggregate market value of our common equity held by non-affiliates. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of the offer. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Evans Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean Evans Bancorp, Inc., references to the “Bank” mean Evans Bank, references to a “Trust” mean Evans Capital Trust II or Evans Capital Trust III, and references to the “Trusts” mean Evans Capital Trust II and Evans Capital Trust III.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as Applicable)

Annual Report on Form 10-K	Year ended December 31, 2009
Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	February 16, 2010 March 17, 2010
The description of our common stock set forth in the registration statement on Form 10 (No. 000-18539) and any amendment or report filed with the SEC for the purpose of updating this description	April 30, 1999

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Corporate Secretary
Evans Bancorp, Inc.
14-16 North Main Street
Angola, New York 14006
(716) 926-2000

In addition, we maintain a corporate website, www.evansbank.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated into it by reference. These forward-looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of probable loan losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate.” forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties:

•	changes in economic conditions including an economic recession that could affect the value of real estate collateral and the ability for borrowers to repay their loans;

•	the timing and amount of revenues that we may recognize;

•	increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment (including changes in the shape of the yield curve) that reduce our margins or fair value of financial instruments;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates;

•	monetary and fiscal policies of the federal government, including the impact of the current government effort to restructure the U.S. financial and regulatory system;

•	changes in tax policies, rates and regulations of federal, state and local tax authorities;

•	changes in interest rates; deposit flows;

•	the cost of funds; demand for loan products and other financial services; competition;

•	changes in the quality and composition of the Bank’s loan and investment portfolios;

•	changes in management’s business strategies;

•	changes in accounting principles, policies or guidelines;

•	changes in real estate values; and

•	a variety of other matters which, by their nature, are subject to significant uncertainties.

We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2009, including the Risk Factors section of that report and in our other filings we make with the SEC. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in other documents we file with the SEC from time to time.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY

We are a New York corporation formed in 1988 to become the holding company for Evans Bank. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. At December 31, 2009, we had total assets of $619.4 million, deposits of $499.5 million and total stockholders’ equity of $46.0 million.

Evans Bank was established in 1920 as a national banking association and is headquartered in Angola, New York. The Bank operates 13 banking offices in Erie and Chautauqua Counties, New York. The Bank engages in full service commercial and consumer banking business, including accepting time, savings and demand deposits from the consumers, businesses and local municipalities surrounding its banking offices. These deposits, together with funds generated from operations and borrowings, are invested primarily in commercial, one- to four family and multi-family real estate loans, direct financing leases, home equity loans and lines of credit, construction loans and secured and unsecured consumer loans, as well as debt securities issued by the U.S. Government and state and loacal governments, and mortgage-backed securities.

In addition to the Bank, the Company has the following direct and indirect wholly-owned subsidiaries:

Evans National Leasing, Inc. (“Evans National Leasing” or “ENL”).  ENL, a wholly-owned subsidiary of the Bank, provides direct financing leasing of commercial small-ticket general business equipment to companies located throughout the contiguous 48 United States.

Evans National Holding Corp. (“ENHC”).  ENHC, a wholly-owned subsidiary of the Bank, operates as a real estate investment trust that holds commercial real estate loans and residential mortgages, which provides additional flexibility and planning opportunities for the business of the Bank.

Suchak Data Systems (“SDS”).  SDS, a wholly-owned subsidiary of the Bank, serves the data processing needs of financial institutions with customized solutions and consultative services. SDS hosts the Bank’s core and primary banking systems along with providing product development and programming services. SDS’s products and services for its other customers include core and online banking systems, check imaging, item processing, and ATM services.

Evans National Financial Services, Inc. (“ENFS”).  ENFS is a wholly-owned subsidiary of the Company. ENFS’s primary business is to own the business and assets of the Company’s non-banking financial services segment subsidiaries.

The Evans Agency, Inc. (“TEA”).  TEA, a wholly-owned subsidiary of ENFS, is an insurance agency that sells various premium-based insurance policies on a commission basis, including business and personal insurance, surety bonds, risk management, life, disability and long-term care coverage. TEA has offices located in Erie, Niagara, Chautauqua, and Cattaraugus Counties in New York.

ENB Associates Inc. (“ENB Associates” or “ENBA”).  ENBA, a wholly-owned subsidiary of TEA, offers non-deposit investment products, such as annuities and mutual funds.

Frontier Claims Services, Inc. (“FCS”).  FCS is a wholly-owned subsidiary of TEA and provides claims adjusting services to various insurance companies.

The Company also has two special purpose entities: Evans Capital Trust I, a statutory trust formed on September 29, 2004 under the Statutory Trust Act, solely for the purpose of issuing and selling certain securities representing undivided beneficial interests in the assets of the trust, investing the proceeds thereof in certain debentures of the Company and engaging in those activities necessary, advisable or incidental thereto; and ENB Employers Insurance Trust, a Delaware trust company formed in February 2003 for the sole purpose of holding life insurance policies under the Bank’s bank-owned life insurance program.

Our principal executive offices are located at 14-16 North Main Street, Angola, New York 14006, and our telephone number is (716) 926-2000.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

EVANS CAPITAL TRUST II AND EVANS CAPITAL TRUST III

We have created two statutory trusts under Delaware law under trust agreements established for the Trusts. A trust is a fiduciary relationship where one person known as the trustee, holds some property for the benefit of another person, in this case, the purchasers of the securities. For the securities being sold, the trustee and we will enter into an amended and restated trust agreement that will be essentially in the form filed as an exhibit to the registration statement, which will state the terms and conditions for each trust to issue and sell the specific capital securities and common securities.

The Trusts exist solely to:

•	issue and sell capital securities and common securities;

•	maintain their status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

We will purchase all of the common securities of the Trusts.

The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the capital securities. If we default on the corresponding junior subordinated debentures, then distributions on the common securities will be subordinate to the capital securities in priority of payment.

As the direct or indirect holder of the common securities, we will appoint five trustees for each Trust. One of the trustees will be a U.S. banking institution serving as the property trustee and one will be a U.S. banking institution which will serve as the Delaware trustee. The other three trustees will serve as administrative trustees (who are employees or officers of or affiliated with Evans Bancorp) to conduct the Trusts’ businesses and affairs. As holder of the common securities, we (except in some circumstances) have the power to:

•	appoint trustees;

•	replace or remove the trustees; and issue and sell capital securities and common securities; and

•	increase or decrease the number of trustees.

This means that if you are dissatisfied with a trustee you will not be able to remove the trustee without our assistance. Similarly, if we are dissatisfied with a trustee we can remove the trustee even if you are satisfied with the trustee.

The property trustee will act as sole trustee under the trust agreements for purposes of compliance with the Trust Indenture Act and as trustee under the guarantees and junior subordinated debentures. See “Description of Capital Securities and Related Instruments — Description of the Guarantees” and “Description of Capital Securities and Related Instruments — Description of Junior Subordinated Debentures.”

The capital securities will be fully and unconditionally guaranteed by us as described under “Description of Capital Securities and Related Instruments — Description of the Guarantees.”

The principal executive office of each Trust is c/o Evans Bancorp, Inc., 14-16 North Main Street, Angola, New York 14006.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Years Ended December 31,
	2009		2008		2007		2006		2005

Ratios of Earnings to Fixed Charges:
Including deposit interest	1.01	x	1.70	x	1.36	x	1.57	x	1.76	x
Excluding deposit interest	1.07	x	4.58	x	2.97	x	3.38	x	3.71	x

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest on borrowings, including one-third of rent expense, which approximates the interest component of rent expense. In addition, where indicated fixed charges includes interest on deposits. We currently have no shares of preferred stock authorized or outstanding and accordingly have not paid any preferred stock dividends during the periods presented. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

The Company intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. The Company’s general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

REGULATION AND SUPERVISION

As a bank holding company controlling the Bank, we are subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the SEC.

Our banking subsidiary, Evans Bank, is a national bank organized under the laws of the United States of America. The lending, investment, and other business operations of the Bank are governed by federal law and regulations and the Bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. The Bank is subject to extensive regulation by the Office of the Comptroller of the Currency (“OCC”) and to a lesser extent by the FDIC, as its deposit insurer as well as by the Federal Reserve Board. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the OCC, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on us, our operations and our stockholders.

Because we are a holding company, our rights and the rights of our creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank to us are restricted by federal law.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us and the Bank, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2009, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Bank, rather than for the protection of security holders.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the debt securities, common stock, warrants, purchase contracts, capital securities and related guarantees, and units that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security. However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Description of Debt Securities

General

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, referred to in this Section as the “subordinated indenture.” The senior indenture and the subordinated indenture are referred to in this section as the “indentures.” The senior debt securities and the subordinated debt securities are referred to in this section as the “debt securities.” The debt securities will be our direct unsecured general obligations.

This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures. We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures, including the forms of debt securities, as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors.

Terms of Each Series of Debt Securities Provided in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the covenants or the Events of Default (as defined below) under “Provisions in Both Indentures — Events of Default and Remedies”;

•	any changes to the terms and condition upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•	any other terms of the debt securities (Section 301).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, Default with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501).

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901).

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Information Concerning the Indenture Trustee

Under provisions of the indentures and the Trust Indenture Act, if a trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign in the manner provided by the indentures. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities,” for the procedures for transfer of interests in securities held in global form.

Description of Common Stock

We are authorized to issue 10,000,000 shares of common stock, par value $0.50 per share. As of March 24, 2010, we had 2,827,821 shares of common stock outstanding.

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except when the Company is insolvent or would be made insolvent by the dividend. In addition, we may pay dividends out of surplus only, so that our net assets remaining after such payment shall at least equal the amount of stated capital.

Voting Rights

The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders

Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult. Such provisions include, among others, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, a classified board of directors, and a provision in our certificate of incorporation allowing the board of directors to oppose a tender or other offer for our securities, including through the issuance of authorized but unissued securities or treasury stock or granting stock options, based on a wide range of considerations. The foregoing is qualified in its entirety by reference to our certificate of incorporation and bylaws, both of which are on file with the SEC.

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

Description of the Warrants

We may issue warrants to purchase debt securities or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;

•	the circumstances under which the warrant exercise price may be adjusted;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities or common stock will be separately transferable;

•	the principal amount of debt securities or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities or common stock. The price of our debt securities or price per share of common stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities or common stock, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Description of Capital Securities of the Trusts and Related Instruments

Information about Evans Capital Trust II and Evans Capital Trust III, or the Trusts, is provided above under “Evans Capital Trust II and Evans Capital Trust III.” The Trusts may issue preferred securities, referred to herein as “capital securities,” from time to time. The specific terms of any capital securities will be described in one or more prospectus supplements relating to those securities and other offering materials we may provide. Capital securities will be issued pursuant to the terms of an amended and restated trust agreement, referred to herein as the “trust agreement,” between us, as sponsor of a Trust, one or more independent banks qualified under the Trust Indenture Act of 1939 as trustees, and the individuals we appoint as administrators of the Trust. The trust agreements will be qualified as an indenture under the Trust Indenture Act. The forms of trust agreements and capital securities have been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

In the following description, the phrase “the Trust” applies both to Evans Capital Trust II and Evans Capital Trust III.

General

This section describes the general terms and provisions of the capital securities that are offered by this prospectus. A prospectus supplement will describe the specific terms of the series of the capital securities offered under the prospectus supplement and any general terms outlined in this section that will not apply to those capital securities. Because this is only a summary, it does not contain all of the details found in the full text of the trust agreement and the capital securities. If you would like additional information, you should read the form of trust agreement and the form of capital securities.

The capital securities will have the terms described in the trust agreement or made part of the trust agreement by the Trust Indenture Act or the Delaware Statutory Trust Act. The terms of the capital securities will mirror the terms of the junior subordinated debt securities held by the Trust. See “— Description of Junior Subordinated Debt Securities” below.

The trust agreement authorizes the Trust to issue on behalf of the Trust one series of capital securities and one series of common securities containing the terms described in the applicable prospectus supplement. The proceeds from the sale of the capital securities and common securities will be used by the Trust to purchase a series of junior subordinated debt securities from us. The junior subordinated debt securities will be held in trust by the property trustee for your benefit and the benefit of the holder of the common securities.

Under the guarantee, we will agree to make payments of distributions and payments on redemption or liquidation of the capital securities, to the extent that the Trust holds funds available for this purpose and has not made such payments. See “Description of the Guarantees.”

The assets of the Trust available for distribution to you will be limited to payments received from us under the junior subordinated debt securities. If we fail to make a payment on the junior subordinated debt securities, the property trustee will not have sufficient funds to make related payments, including distributions, on the capital securities.

Each guarantee, when taken together with our obligations under the junior subordinated debt securities and the indenture, the trust agreement and the expense agreement, will provide a full and unconditional guarantee of amounts due on the capital securities issued by the Trust.

The Trust will redeem an amount of capital securities equal to the amount of the junior subordinated debt securities redeemed.

Specific terms relating to the capital securities will be described in the prospectus supplement, including:

•	the name of the capital securities;

•	the dollar amount and number of capital securities issued;

•	the annual distribution rate(s) (or method of determining this rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the capital securities shall be purchased or redeemed, in whole or in part;

•	the terms and conditions of any right to convert or exchange the capital securities into or for common stock or other securities of ours, into or for common stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock or other securities issuable upon conversion or exchange may be adjusted;

•	the terms and conditions, if any, under which the junior subordinated debt securities are distributed to you by the Trust;

•	any securities exchange on which the capital securities are listed;

•	whether the capital securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the capital securities.

The prospectus supplement will also describe some U.S. federal income tax considerations applicable to any offering of capital securities.

Corresponding Junior Subordinated Debt Securities

The junior subordinated debt securities are issued in one or more series of junior subordinated debt securities under the indenture with terms corresponding to the terms of a series of related capital securities. Concurrently with the issuance of the Trust’s capital securities, the Trust will invest the proceeds and the consideration paid by us for the related common securities in a series of junior subordinated debt securities. The series of junior subordinated debt securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related capital securities and the common securities of the Trust and will rank equally with all other series of junior subordinated debt securities. As a holder of the related capital securities for the junior subordinated debt securities, you will have rights in connection with modifications to the indenture or at the occurrence of events of default under the indenture described under “Description of Junior Subordinated Debt Securities — Modification of Indenture” and “— Events of Default,” unless provided otherwise in the prospectus supplement for these capital securities.

Unless otherwise specified in the prospectus supplement, if a Tax Event relating to the Trust occurs and is continuing, we have the option, and subject to prior approval by the Federal Reserve Board (if required at the time under applicable capital guidelines or policies), to redeem the corresponding junior subordinated debt securities at any time within 90 days of the occurrence of the Tax Event, in whole but not in part, at the redemption price. As long as the Trust is the holder of all outstanding series of corresponding junior subordinated debt securities, the Trust will use the proceeds of the redemption to redeem the capital securities and common securities in accordance with their terms. We may not redeem the junior subordinated debt securities in part, unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debt securities of the applicable series.

We will covenant in the indenture that if and as long as:

•	the Trust is the holder of all the junior subordinated debt securities;

•	a Tax Event related to the Trust has occurred and is continuing; and

•	we have elected, and have not revoked our election to pay Additional Sums for the capital securities and common securities,

we will pay to the trust the Additional Sums.

We will also covenant in the indenture, as to the junior subordinated debt securities:

•	to maintain directly or indirectly 100% ownership of the common securities of the Trust, provided that some successors which are permitted under the indenture, may succeed to our ownership of the common securities;

•	not to voluntarily terminate, wind-up or liquidate the Trust, except:

•	with prior approval of the Federal Reserve Board if then so required under applicable capital guidelines or policies of the Federal Reserve Board; or

•	in connection with a distribution of the junior subordinated debt securities to the holders of the capital securities in liquidation of the Trust, or in connection with some mergers, consolidations or amalgamations permitted by the related trust agreement; and

•	to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

To the extent specified in the prospectus supplement and if the junior subordinated debt securities are not in default, we shall have the right at any time and from time to time during the term of the junior subordinated debt securities to defer payment of interest for up to five consecutive years or such longer period as specified in the applicable prospectus supplement (an “extension period,” which we also sometimes refer to as a “deferral period”). No deferral period will extend past the maturity date of the junior subordinated debt securities.

During any such extension period, we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock or make any guarantee payment with respect thereto other than:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	repurchases of shares of our common stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	purchase of our capital stock in connection with the distribution thereof;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

Except as described in any prospectus supplement, we will not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities or guarantees issued by us that rank equally with or junior to the junior subordinated debt securities.

The foregoing, however, will not apply to any stock dividends paid by us where the dividend stock is the same stock as that on which the dividend is being paid. We may pay current interest at any time with cash from any source.

Some U.S. federal income tax consequences and considerations applicable to any junior subordinated debt securities that permit extension periods will be described in the applicable prospectus supplement.

Redemption, Exchange or Conversion

Mandatory Redemption.  If the junior subordinated debt securities are repaid or redeemed in whole or in part, whether at maturity or upon earlier redemption, the property trustee will use the proceeds from this repayment or redemption to redeem a Like Amount of the capital securities and common securities. The property trustee will give you at least 30 days’ notice, but not more than 60 days’ notice, before the date of redemption. The capital securities and (unless there is a default under the junior subordinated debt securities)

the common securities will be redeemed at the redemption price at the concurrent redemption of the junior subordinated debt securities. See “Description of Junior Subordinated Debt Securities — Redemption.”

If less than all of any series of the junior subordinated debt securities are to be repaid or redeemed on a date of redemption, then the proceeds from the repayment or redemption shall be allocated, pro rata, to the redemption of the related capital securities and the common securities.

We may redeem the junior subordinated debt securities:

•	on or after the date as specified in the applicable prospectus supplement, in whole at any time or in part, from time to time;

•	at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment; or

•	as is otherwise specified in the applicable prospectus supplement.

Tax Event, Investment Company Event Redemption or Regulatory Capital Event.  If a Tax Event, Investment Company Event or Regulatory Capital Event relating to a series of capital securities and common securities shall occur and be continuing, we may redeem the junior subordinated debt securities in whole, but not in part. This will cause a mandatory redemption of all of the related capital securities and common securities at the redemption price within 90 days following the occurrence of the Tax Event, Investment Company Event or Regulatory Capital Event.

If a Tax Event, Investment Company Event or Regulatory Capital Event relating to a series of capital securities and common securities occurs and is continuing and we elect not to redeem the junior subordinated debt securities or to dissolve the Trust and cause the junior subordinated debt securities to be distributed to holders of the capital securities and common securities as described above, those capital securities and common securities will remain outstanding and Additional Sums may be payable on the junior subordinated debt securities.

“Like Amount” means:

•	for a redemption of any series of capital securities and common securities, capital securities and common securities of the series having a Liquidation Amount equal to that portion of the principal amount of junior subordinated debt securities to be contemporaneously redeemed. The Like Amount will be allocated to the common securities and to the capital securities based upon their relative Liquidation Amounts. The proceeds will be used to pay the redemption price of the capital securities and common securities; and

•	for a distribution of junior subordinated debt securities to holders of any series of capital securities and common securities, junior subordinated debt securities having a principal amount equal to the Liquidation Amount of the related capital securities and common securities.

“Liquidation Amount” means, unless otherwise provided in the applicable prospectus supplement, $1,000 per capital security and common security.

Distribution of Junior Subordinated Debt Securities.  We may at any time dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the junior subordinated debt securities relating to the capital securities and common securities issued by the Trust to be distributed to you and the holders of the common securities in liquidation of the Trust.

Once the liquidation date is fixed for any distribution of junior subordinated debt securities for any series of capital securities:

•	the series of capital securities will no longer be deemed to be outstanding;

•	DTC, or its nominee, as the record holder of the series of capital securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon the distribution; and

•	certificates representing the series of capital securities not held by DTC or its nominee will be deemed to represent the junior subordinated debt securities. Those certificates will bear accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of capital securities until the certificates are presented to the administrative trustees of the applicable trust or their agent for transfer or reissuance.

We cannot assure you of the market prices for the capital securities or the junior subordinated debt securities. Accordingly, the capital securities that you may purchase, or the junior subordinated debt securities that you may receive on dissolution and liquidation of the Trust, may trade at a discount of the price that you paid for the capital securities.

Conversion or Exchange.  The prospectus supplement will describe the following terms of the capital securities: the terms on which the holders of the capital securities may convert or exchange these securities into or for common stock or other securities of ours, into or for common stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities; the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option; the period during which conversion or exchange may occur; the initial conversion or exchange price or rate; and the circumstances or manner in which the amount of common stock or other securities issuable upon conversion or exchange may be adjusted.

Redemption Procedures

Capital securities redeemed on a date of redemption shall be:

•	redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the junior subordinated debt securities; and

•	payable on each date of redemption only to the extent that the Trust has funds on hand available for the payment of the redemption price.

If notice of redemption is given, then on the date of redemption, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. See “Description of Global Securities.” If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities, funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you when you surrender your certificates evidencing the capital securities.

Distributions payable on or before the date of redemption for any capital securities called for redemption shall be payable to the holders on the relevant record dates for the related distribution dates.

If notice of redemption is given and funds deposited as required, all of your rights will cease, except your right to receive the redemption price, and the capital securities will cease to be outstanding.

If a date of redemption is not a business day, then payment of the redemption price payable on the date of redemption will be made on the next succeeding day which is a business day (and without any interest or other payment for any delay). However, if the business day falls in the next calendar year, then payment will be made on the immediately preceding business day.

If payment of the redemption price of the capital securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us under the guarantee, then distributions on the capital securities will continue to accrue at the then applicable rate from the date of redemption to the date that the redemption price is actually paid. In this case the actual payment date will be the date of redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, federal securities law), our subsidiaries or us may at any time and from time to time purchase outstanding capital securities by tender offer, in the open market or by private agreement.

Payment of the redemption price on the capital securities and any distribution of the junior subordinated debt securities to holders of capital securities shall be payable to the holders on the relevant record date as they appear on the register of capital securities. The record date shall be one business day before the relevant date of redemption or liquidation date as applicable. However, if the capital securities are not in book-entry form, the relevant record date for the capital securities shall be at least 15 days before the date of redemption or liquidation date.

If less than all of the capital securities and common securities issued by the Trust are to be redeemed on a redemption date, then the aggregate Liquidation Amount of the capital securities and common securities to be redeemed shall be allocated pro rata to the capital securities and the common securities based upon the relative Liquidation Amounts of such classes. The property trustee will select the capital securities to be redeemed on a pro rata basis not more than 60 days before the date of redemption, by a method deemed fair and appropriate by it. The property trustee will promptly notify the registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the Liquidation Amount to be redeemed.

You will receive notice of any redemption at least 30 days but not more than 60 days before the date of redemption at your registered address. Unless we default in the payment of the redemption price on the junior subordinated debt securities, on and after the date of redemption, interest will cease to accrue on the junior subordinated debt securities or portions of the junior subordinated debt securities (and distributions will cease to accrue on the related capital securities or portions of the capital securities) called for redemption.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the Trust’s capital securities and common securities, will be made pro rata based on the Liquidation Amount of the capital securities and common securities. However, if an event of default under the indenture shall have occurred and is continuing, no payment may be made on any of the Trust’s common securities, unless all unpaid amounts on each of the Trust’s outstanding capital securities shall have been made or provided for in full.

If an event of default under the indenture has occurred and is continuing, we, as holder of the Trust’s common securities, will be deemed to have waived any right to act on the event of default under the applicable trust agreement until the effect of all events of default relating to the capital securities have been cured, waived or otherwise eliminated. Until the events of default under the applicable trust agreement relating to the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as holder of the Trust’s common securities, and only you and the other holders of capital securities will have the right to direct the property trustee to act on your behalf.

Liquidation Distribution Upon Dissolution

The trust agreement states that the Trust shall be automatically dissolved upon the expiration of the term of the Trust and shall also be dissolved upon the first to occur of:

•	our bankruptcy, dissolution or liquidation;

•	our decision to dissolve the Trust and to cause the distribution of a Like Amount of the junior subordinated debt securities directly to the holders of the capital securities and common securities. For this distribution, we must, if required, receive the prior approval of the Federal Reserve Board and an opinion of independent counsel that the distribution of the junior debt securities will not be taxable to the holders;

•	the redemption of all of the capital securities and common securities of the Trust; and

•	a court order for the dissolution of the Trust is entered.

If dissolution of the Trust occurs as described in the first, second and fourth bullets above, the trustee shall liquidate the Trust as quickly as possible. After paying all amounts owed to creditors, the trustee will distribute to the holders of the capital securities and the common securities either:

•	a Like Amount of junior subordinated debt securities; or

•	if the distribution of the junior subordinated debt securities is determined by the property trustee not to be practical, cash assets equal to the aggregate Liquidation Amount per capital security and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions from that date to the date of payment.

If the Trust cannot pay the full amount due on its capital securities and common securities because insufficient assets are available for payment, then the amounts payable by the Trust on its capital securities and common securities shall be paid pro rata. However, if an event of default under the indenture has occurred and is continuing, the total amounts due on the capital securities shall be paid before any distribution on the common securities.

Trust Enforcement Event

An event of default under the indenture constitutes an event of default under the trust agreement. We refer to such an event as a “Trust Enforcement Event.” For more information on events of default under the indenture, see “Description of the Junior Subordinated Debt Securities — Events of Default.” Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debt securities, will have the right under the indenture to declare the principal amount of the junior subordinated debt securities due and payable.

The trust agreement may provide for other events of default as may be specified in the agreement.

If the property trustee fails to enforce its rights under the junior subordinated debt securities, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debt securities and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest or principal on the junior subordinated debt securities when due, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the total Liquidation Amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

Pursuant to the trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.

Removal of Trustees

Unless an event of default under the trust agreement has occurred and is continuing, we can remove and replace the trustee at any time. If an event of default under the trust agreement has occurred and is continuing, the property trustee and the Delaware trustee may be removed or replaced by the holders of at least a majority in Liquidation Amount of the outstanding capital securities. Only we have the right to remove or replace the administrative trustees. No resignation or removal of any of the trustees and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee as described in the trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under a trust agreement has occurred and is continuing, we, as the holder of the common securities, and the administrative trustees shall have the power:

•	to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as a separate trustee of any trust property, in either case with the powers as provided in the instrument of appointment; and

•	to vest in the person(s) any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.

If an event of default under a trust agreement has occurred and is continuing, only the property trustee may appoint a co-trustee or separate property trustee.

Merger or Consolidation of Trustees

If any of the trustees merge, convert, or consolidate with or into another entity or sells its trust operations to another entity, the new entity shall be the successor of the trustee under the trust agreement, provided that the corporation or other entity shall be qualified and eligible to be a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by or transfer or lease all or substantially all of its properties and assets to any other entity (a merger event), except as described below or as described in “— Liquidation Distribution Upon Dissolution” above. The Trust may, at our request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the Trust; or

•	substitutes for the capital securities other securities with terms substantially similar to the capital securities (successor securities) so long as the successor securities have the same rank as the capital securities for distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as it relates to the junior subordinated debt securities;

•	the successor securities are listed or will be listed on the same national securities exchange or other organization that the capital securities are listed on;

•	the merger event does not cause the capital securities or successor securities to be downgraded by any national statistical rating organization;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the capital securities or successor securities in any material way;

•	the successor entity has a purpose substantially similar to that of the Trust; and

•	before the merger event, we have received an opinion of counsel stating that:

•	the merger event does not adversely affect the rights of the holders of the capital securities or any successor securities in any material way;

•	following the merger event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we own all of the common securities of the successor entity and guarantee the successor entity’s obligations under the successor securities in the same manner provided by the related guarantee.

The Trust and any successor entity must always be classified as grantor trusts for U.S. federal income tax purposes unless all of the holders of the capital securities approve otherwise.

Voting Rights; Amendment of the Trust Agreement

You have no voting rights except as discussed under “— Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of the Guarantee — Amendments and Assignment,” and as otherwise required by law and the trust agreement. The property trustee, the administrative trustees and we may amend the trust agreement without your consent:

•	to fix any ambiguity or inconsistency; or

•	to modify, eliminate or add provisions to the trust agreement as shall be necessary to ensure that the Trust shall at all times be classified as a grantor trust for U.S. federal income tax purposes.

The administrative trustees and we may amend the trust agreement for any other reason as long as the holders of at least a majority in aggregate Liquidation Amount of the capital securities agree, and the trustees receive an opinion of counsel which states that the amendment will not affect the Trust’s status as a grantor trust for U.S. federal income tax purposes, or its exemption from regulation as an investment company under the Investment Company Act, except to:

•	change the amount and/or timing or otherwise adversely affect the method of payment of any distribution or Liquidation Amount on the capital securities or common securities;

•	restrict your right or the right of the common security holder to institute suit for enforcement of any distribution or Liquidation Amount on the capital securities or common securities.

The changes described in the two bullet points above require the approval of each holder of the capital securities affected.

So long as the junior subordinated debt securities of the Trust are held by the property trustee of the Trust, the trustees shall not, without obtaining the prior approval of the holders of at least a majority in the aggregate Liquidation Amount of all outstanding related capital securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee or executing any trust or power conferred on the trustee relating to the junior subordinated debt securities;

•	waive any past default as provided in the indenture;

•	cancel an acceleration of the principal of the junior subordinated debt securities; or

•	agree to any change in the indenture or the junior subordinated debt securities.

However, if the indenture requires the consent of each holder of junior subordinated debt securities that are affected, then the property trustee must get approval of all holders of capital securities.

The trustees cannot change anything previously approved by you without your approval to make the change. The property trustee shall notify you of any notice of default relating to the junior subordinated debt securities.

In addition, before taking any of the actions described above, the trustees must obtain an opinion of counsel experienced in these matters, stating that the trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.

As described in each trust agreement, the property trustee may hold a meeting so that you may vote on a change or request that you approve the change by written consent.

Your vote or consent is not required for the Trust to redeem and cancel its capital securities under the trust agreement.

If your vote is taken or a consent is obtained, any capital securities that are owned by us, the trustees or any affiliate of either of us shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Capital Securities

The capital securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement.

The specific terms of the depositary arrangements for the capital securities will be described in the prospectus supplement. See “Description of Global Securities.”

Payment and Paying Agents

Payments regarding the capital securities shall be made to a depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any trusts’ capital securities are not held by a depositary, the payments shall be made by check mailed to the address of the holder entitled to it at the address listed in the register.

Unless otherwise specified in the prospectus supplement, the paying agent shall initially be the property trustee. The paying agent shall be permitted to resign as paying agent with 30 days’ written notice to the property trustee and to us. If the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and to us) to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

Registration of transfers of capital securities will be effected without charge by or on behalf of each trust, after payment of any tax or other governmental charges that are imposed in connection with any transfer or exchange. No transfers of capital securities called for redemption will be registered.

Information about the Property Trustee

The property trustee will perform only those duties that are specifically stated in the trust agreement. If an event of default arises or certain defaults occur and continue under a trust agreement, the property trustee must use the same degree of care and skill in the exercise of its duties as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by the trust agreement at your request unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

If no event of default under the trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provisions of the trust agreement, and the matter is not one on which you are entitled to vote, then the property trustee shall:

•	take some action as directed by us; and

•	if not so directed, take whatever action the property trustee deems advisable and in your best interests, and in the best interests of the holders of the capital securities and common securities of the applicable trust and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in the manner that:

•	the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or to fail to be classified as a grantor trust for U.S. federal income tax purposes;

•	the corresponding junior subordinated debt securities will be treated as our indebtedness for U.S. federal income tax purposes.

In this connection, the administrative trustees and we are authorized to take any action, consistent with applicable law or the certificate of trust of the Trust or the trust agreement, that we each determine in our discretion to be necessary or desirable for these purposes.

You have no preemptive or similar rights. The Trust may not borrow money, issue Debt or mortgages, or pledge any of its assets.

Description of Junior Subordinated Debt Securities

This section describes the general terms and provisions of the junior subordinated debt securities that will be purchased by the Trust in connection with the sale of capital securities. The applicable prospectus supplement will describe the specific terms of the series of junior subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those junior subordinated debt securities.

The junior subordinated debt securities will be issued under the form of an indenture between us and an unaffiliated bank as trustee. The indenture will be qualified under the Trust Indenture Act. The form of junior subordinated indenture will be filed as an exhibit to the registration statement relating to this prospectus, including the form of junior subordinated debt security.

This section summarizes the material terms and provisions of the junior subordinated indenture and the junior subordinated debt securities. Because this is a summary, it does not contain all of the details found in the full text of the junior subordinated indenture and the junior subordinated debt securities. If you would like additional information, you should read the form of junior subordinated indenture and the form of junior subordinated debt securities filed with the SEC.

General

Unless otherwise described in the applicable prospectus supplement, the junior subordinated debt securities will rank equally with all other series of junior subordinated debt securities, will be unsecured and will be subordinate and junior in priority of payment to all of our Senior Debt as described below under “— Subordination.”

The indenture does not limit the amount of junior subordinated debt securities which we may issue, nor does it limit our issuance of any other secured or unsecured Debt. Because we are a holding company, our rights and the rights of our creditors, including the holder of the junior subordinated debentures, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

We can issue the junior subordinated debt securities under a supplemental indenture, an officers’ certificate or a resolution of our board of directors.

The applicable prospectus supplement will describe the following terms of the junior subordinated debt securities:

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	the date(s) on which the principal is payable or the method of determining that date;

•	the interest rate, if any, the interest payment dates, any rights we may have to defer or extend an interest payment date, and the regular record date for any interest payment or the method by which any of the foregoing will be determined;

•	the place(s) where payments shall be payable and where the junior subordinated debt securities can be presented for registration of transfer or exchange, and the place(s) where notices and demands to or on us can be made;

•	any period(s) within which or date(s) on which, price(s) at which and the terms and conditions on which the junior subordinated debt securities can be redeemed, in whole or in part, at our option or at the option of a holder of the junior subordinated debt securities;

•	our or any holder’s obligation or right, if any, to redeem, purchase or repay the junior subordinated debt securities and other related terms and provisions;

•	the minimum denominations in which any junior subordinated debt securities will be issued;

•	if other than in U.S. dollars, the currency in which the principal, premium and interest, if any, that the junior subordinated debt securities will be payable or denominated;

•	any provisions that restrict us, directly or indirectly, from redeeming or purchasing any of our outstanding securities, making any payments of principal, interest or dividends thereon, or making any payments pursuant to any guarantee of any securities issued by a subsidiary;

•	the circumstances constituting events of default or covenants, and any additions, modifications or deletions in the events of default or covenants specified in the indenture;

•	the portion of the principal amount that will be payable at declaration of acceleration of the maturity;

•	any additions or changes to the indenture as will be necessary to facilitate the issuance of a series of junior subordinated debt securities in bearer form, registrable or not registrable for the principal, and with or without interest coupons;

•	the index or indices used to determine the amount of payments of interest, principal, and premium (if any), on any junior subordinated debt securities and how these amounts will be determined;

•	the terms and conditions under which temporary global securities are exchanged for definitive junior subordinated debt securities of the same series;

•	whether the junior subordinated debt securities will be issued in global form and, in that case, the terms and the depositary for these global securities;

•	the paying agent;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for common stock or other securities of ours, into or for common stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock or other securities issuable upon conversion or exchange may be adjusted;

•	the form of trust agreement and guarantee agreement;

•	the relative degree, if any, to which the junior subordinated debt securities shall be senior or subordinated to other junior subordinated debt securities or any of our other indebtedness in right of payment; and

•	any other terms of the junior subordinated debt securities consistent with the provisions of the indenture.

Junior subordinated debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to the junior subordinated debt securities will be described in the applicable prospectus supplement.

The applicable prospectus supplement will describe the restrictions, elections, material U.S. federal income tax consequences, and specific terms and other information related to the junior subordinated debt securities if the purchase price, principal, premium, or interest of any of the junior subordinated debt securities is payable or denominated in one or more foreign currencies or currency units.

If any index is used to determine the amount of payments of interest on any series of junior subordinated debt securities, special U.S. federal income tax, accounting and other considerations applicable to the junior subordinated debt securities will be described in the applicable prospectus supplement.

Option to Extend Interest Payment Dates

To the extent specified in the applicable prospectus supplement and if the junior subordinated debt securities are not in default, we shall have the right at any time and from time to time during the term of any series of junior subordinated debt securities to defer payment of interest for up to five consecutive years or such longer period as specified in the applicable prospectus supplement (an “extension period,” which we also sometimes refer to as a “deferral period”). No deferral period will extend past the maturity date of the junior subordinated debt securities.

During any such extension period, we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock or make any guarantee payment with respect thereto other than:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	repurchases of our shares of common stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	purchase of our capital stock in connection with the distribution thereof;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

Except as described in any prospectus supplement, we will not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities or guarantees issued by us that rank equally with or junior to the junior subordinated debt securities.

The foregoing, however, will not apply to any stock dividends paid by us where the dividend stock is the same stock as that on which the dividend is being paid. We may pay current interest at any time with cash from any source.

Some U.S. federal income tax consequences and considerations applicable to any junior subordinated debt securities that permit extension periods will be described in the applicable prospectus supplement.

Redemption

Except as otherwise indicated in the applicable prospectus supplement, junior subordinated debt securities will not be subject to any sinking fund.

Unless the applicable prospectus supplement indicates otherwise, we may, at our option and subject to the receipt of prior approval by the Federal Reserve Board, if then required under applicable capital guidelines or policies, redeem the junior subordinated debt securities of any series:

•	in whole at any time or in part from time to time; or

•	upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event, as each is defined below, in whole (but not in part) at any time within 90 days of the occurrence of the Tax Event, the Investment Company Event or Regulatory Capital Event.

If the junior subordinated debt securities of any series are redeemable only on or after a specified date or by the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe these conditions.

Junior subordinated debt securities shall be redeemable in the denominations specified in the prospectus supplement. Unless the prospectus supplement indicates otherwise, junior subordinated debt securities will be redeemed at the redemption price.

A Tax Event means that either we or the Trust will have received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

•	interpretation or application of the laws enumerated in the preceding bullet point or regulations, by any court, governmental agency or regulatory authority;

there is more than an insubstantial risk that:

•	the Trust is, or will be within 90 days of the date of the opinion of counsel, subject to U.S. federal income tax on interest received on the junior subordinated debt securities;

•	interest payable by us to the Trust on the junior subordinated debt securities is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for U.S. federal income tax purposes; or

•	the Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

An Investment Company Event means the receipt by us and the Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change (including any announced prospective change) in law or regulation; or

•	change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the capital securities.

A Regulatory Capital Event means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, laws or any applicable regulation of the United States and any political subdivision; or

•	as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which amendment is effective or announced on or after the date of issuance of the capital securities, there is more than an insubstantial risk of impairment of our ability to treat the capital securities (or any substantial portion) as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board, in effect and applicable to us.

Notice of any redemption will be mailed at least 30 days and not more than 60 days before the redemption date to each holder of redeemable junior subordinated debt securities, at its registered address. Unless we default in the payment of the redemption price, on or after the redemption date, interest will cease to accrue on the junior subordinated debt securities or portions called for redemption.

Restrictions on Some Payments

Each prospectus supplement will describe any restrictions imposed by the junior subordinated debentures or the capital securities on payments by us or our subsidiaries, including dividends and distributions on, or redemptions and acquisitions of, our securities.

However, at any time, including during an extension period, we will be permitted to:

•	pay dividends or distributions in additional shares of capital stock;

•	make payments under the guarantee of the series of the capital securities and the common securities;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•	purchase common stock for issuance pursuant to any employee benefit plans.

Modification of Indenture

We may and the trustee may change the indenture without your consent for specified purposes, including:

•	to evidence the succession of another person to us;

•	to convey, transfer, assign, mortgage or pledge any property to or with the debenture trustee or surrender any right or power conferred upon us in the junior subordinated indenture;

•	to add to our covenants for the benefit of other holders of all or any series of securities;

•	to add any additional events of default for the benefit of other holders of all or any series of securities;

•	to change or eliminate any of the provisions of the junior subordinated indenture, provided that any such change or elimination shall not apply to any outstanding securities, or shall become effective only when there is no security outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision;

•	to fix any ambiguity, defect or inconsistency, provided that the change does not materially adversely affect the interest of any holder of any series of junior subordinated debt securities or, in the case of corresponding junior subordinated debt securities, the interest of a holder of any related capital securities so long as they remain outstanding; and

•	to qualify or maintain the qualification of the indenture under the Trust Indenture Act.

In addition, under the indenture, we and the trustee may modify the indenture to affect the rights of the holders of the series of the junior subordinated debt securities, with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debt securities that are affected. However, neither we nor the trustee may take the following actions without the consent of each holder of the outstanding junior subordinated debt securities affected:

•	change the maturity date of the junior subordinated debt securities (except as otherwise specified in the applicable prospectus supplement), or reduce the principal amount, rate of interest, or extend the time of payment of interest;

•	reduce the percentage in principal amount of junior subordinated debt securities necessary to modify the indenture;

•	modify some provisions of the indenture relating to modification or waiver, except to increase the required percentage; or

•	modify the provisions of the indenture relating to the subordination of the junior subordinated debt securities in a manner adverse to the holders.

As long as any of the capital securities are outstanding, no modification will be made to the junior subordinated debt securities that adversely affects the holders of these capital securities in any material respect. Also the indenture cannot be terminated, and a waiver of any event of default or compliance with any covenant under the indenture cannot be effective, without the prior consent of the holders of a majority of the liquidation preference of the related capital securities unless and until the principal of the junior subordinated debt securities and all accrued and unpaid interest have been paid in full and some other conditions are satisfied.

Events of Default

Unless otherwise specified in the prospectus supplement, the following are events of default as to any particular series of junior subordinated debt securities under the indenture:

•	default in the payment of the principal of or premium, if any, on the junior subordinated debt securities;

•	the default in the payment of interest on the junior subordinated debt securities in full for a period of 30 days after the conclusion of a period consisting of up to five consecutive years, or such longer period as specified in the applicable prospectus supplement, commencing with the earliest quarter for which interest (including deferred payments) has not been paid in full;

•	the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of the junior subordinated debt securities to holders of the capital securities, (ii) the redemption of all of the related outstanding capital securities or (iii) certain mergers, consolidations or amalgamations;

•	certain events in bankruptcy, insolvency or reorganization regarding us or our banking subsidiaries; or

•	any other event of default that may be specified for the junior subordinated debt securities when created.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. If an event of default (other than certain events of bankruptcy) under the indenture of any series occurs and is continuing, the junior subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities can declare the unpaid principal and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debt securities to be due and payable immediately. Similarly, if the trustee or holders of the corresponding junior subordinated debt securities fail to make this declaration, the holders of at least 25% in aggregate liquidation preference of the related capital securities will have that right.

If an event of default consisting of certain events of bankruptcy occurs under the indenture, the principal amount of all the outstanding junior subordinated debt securities will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities can rescind a declaration of acceleration and waive the default if the default (other than the non-payment of principal which has become due solely by acceleration) has been cured and a sum sufficient to pay all principal and interest due (other than by acceleration) has been deposited with the trustee. If the holders of the corresponding junior subordinated debt securities fail to rescind a declaration and waive the default, the holders of a majority in aggregate Liquidation Amount of the related capital securities will have that right.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities may, on behalf of holders of all of the junior subordinated debt securities, waive any past default, except:

•	a default in the payment of principal or interest (unless the default has been cured or a sum sufficient to pay all matured installments of principal and interest has been deposited with the trustee); or

•	a default in a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each outstanding junior subordinated debt securities.

If the holders of the corresponding junior subordinated debt securities fail to rescind a declaration and waive the default, the holders of a majority in liquidation preference of the related capital securities will have that right.

We are required to file annually, with the trustee, a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the junior subordinated indenture.

If an event of default occurs and is continuing on the junior subordinated debt securities, the property trustee will have the right to declare the principal of, and the interest on, the corresponding junior subordinated debt securities, and any amounts payable under the indenture, to be immediately due and payable, and to enforce its other rights as a creditor for these corresponding junior subordinated debt securities.

Enforcement of Some Rights by Holders of Capital Securities

If an event of default under the indenture has occurred and is continuing, and this event can be attributable to our failure to pay interest or principal on the related junior subordinated debt securities when due, you may institute a legal proceeding directly against us to enforce the payment of the principal of or interest on those subordinated debt securities having a principal amount equal to the Liquidation Amount of your related capital securities. We cannot amend the indenture to remove the right to bring a direct action, without the written consent of holders of all capital securities. If the right to bring a direct action is removed, the applicable Trust may become subject to reporting obligations under the Exchange Act.

You would not be able to exercise directly any remedy other than those stated in the preceding paragraph which are available to the holders of the junior subordinated debt securities unless there has been an event of default under the trust agreement. See “Description of Capital Securities — Events of Default.”

Consolidation, Merger, Sale of Assets and Other Transactions

We cannot consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	the successor is organized under the laws of the United States or any state or the District of Columbia, and expressly assumes all of our obligations under the indenture;

•	immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•	this transaction is permitted under the related trust agreement and the related guarantee and does not give rise to any breach or violation of the related trust agreement or the related guarantee; and

•	other conditions prescribed in the indenture are met.

The general provisions of the indenture do not afford protection to the holders of the junior subordinated debt securities in the event of a highly leveraged or other transaction involving us that may adversely affect the holders.

Satisfaction and Discharge

The indenture provides that when all junior subordinated debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable within one year, and

•	we deposit with the trustee money sufficient to pay and discharge the entire indebtedness on the junior subordinated debt securities;

•	we deliver to the trustee officers’ certificates and opinions of counsel; and

•	we comply with certain other requirements under the indenture,

then the indenture will cease to be of further effect and we will be considered to have satisfied and discharged the indenture.

Conversion or Exchange

If indicated in the prospectus supplement, the junior subordinated debt securities may be convertible or exchangeable into other securities, including shares of our common stock. The prospectus supplement will describe the specific terms on which holders of the junior subordinated debt securities may convert or exchange these securities into or for common stock or other securities of ours, into or for common stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock or other securities issuable upon conversion or exchange may be adjusted.

Subordination

The indenture will provide that any junior subordinated debt securities will be subordinate and junior in right of payment to all Senior Debt, as described in any prospectus supplement.

Upon any payment or distribution of assets to creditors upon our liquidation, dissolution, winding up, reorganization, whether voluntary or involuntary, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings, the holders of Senior Debt will first be entitled to receive payment in full of the principal, premium, or interest due before the holders of the junior subordinated debt securities or the property trustee, on behalf of the holders, will be entitled to receive any payment or distribution.

In the event of the acceleration of the maturity of any junior subordinated debt securities, the holders of all Senior Debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due on the Senior Debt (including any amounts due upon acceleration) before the holders of junior subordinated debt securities.

No payment, by or on our behalf, of principal, premium, if any, or interest, on the junior subordinated debt securities shall be made if at the time of the payment, there exists:

•	a default in any payment on any Senior Debt, or any other default under which the maturity of any Senior Debt has been accelerated; and

•	any judicial proceeding relating to the defaults which shall be pending.

We are a bank holding company separate and distinct from our banking and non-banking subsidiaries. Most of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay the principal of and interest on our outstanding debt obligations and corporate expenses, and to pay dividends on our common stock. Our principal sources of income are dividends, interest and fees from our banking and non-banking subsidiaries. In addition, payment of dividends by our subsidiaries to us are subject to ongoing review by banking regulators and to various statutory limitations and in some circumstances may require prior approval by banking regulatory authorities.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the liquidation or reorganization or otherwise of our subsidiary is subject to the prior claims of creditors of the subsidiary, unless we can be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including depositors of our depository institution subsidiaries, and holders of junior subordinated debt securities should look only to our assets for payments on the junior subordinated debt securities.

The bank is subject to restrictions imposed by federal law on any extensions of credit to, and some other transactions with, us and our other affiliates, and on investments in stock or other securities. These restrictions prevent us and our other affiliates from borrowing from the bank unless the loans are secured by various types of collateral.

The indenture will place no limitation on the amount of Senior Debt, or other debt, that we may incur. We expect to incur from time to time additional indebtedness, including Senior Debt.

The indenture will provide that these subordination provisions, as they relate to any particular issue of junior subordinated debt securities, may be changed before the issuance. The applicable prospectus supplement will describe any of these changes.

Denominations, Registration and Transfer

Unless the prospectus supplement specifies otherwise, we will issue the junior subordinated debt securities in registered form only, without coupons and in the denominations specified in the prospectus supplement. Subject to the terms of the indenture and the limitations applicable to global securities as may be stated in the prospectus supplement, junior subordinated debt securities will be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly endorsed, or a satisfactory written instrument of transfer, duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose.

Unless otherwise provided in the prospectus supplement, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the trustee as security registrar for the junior subordinated debt securities. Any transfer agent (in addition to the security registrar) initially designated by us for any junior subordinated debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the junior subordinated debt securities of each series.

If the junior subordinated debt securities are to be redeemed, neither the trustee nor us will be required to:

•	issue, register the transfer of, or exchange any junior subordinated debt securities of any series during a period beginning on the business day that is 15 days before the day of mailing of notice of redemption of any junior subordinated debt securities that is selected for redemption and ending at the close of business on the day of mailing of the relevant notice; or

•	transfer or exchange any junior subordinated debt securities selected for redemption, except, the unredeemed portion of any junior subordinated debt securities being redeemed in part.

Global Junior Subordinated Debt Securities

We may issue, in whole or in part, the junior subordinated debt securities in the form of one or more global junior subordinated debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to those series. The specific terms of the depositary arrangements for a series of junior subordinated debt securities will be described in the prospectus supplement. See “Description of Global Securities.”

Payment and Paying Agents

Payment of principal of and any premium and interest on junior subordinated debt securities will be made at the office of the trustee as specified in the prospectus supplement or at the office of the paying agent(s) designated by us, from time to time, in the prospectus supplement. However, we may make interest payments by:

•	check mailed to the address of the person entitled to it at the address appearing in the securities register (except in the case of global junior subordinated debt securities); or

•	transfer to an account maintained by the person entitled to it as specified in the securities register, so long as we receive proper transfer instructions by the regular record date.

Unless otherwise indicated in the prospectus supplement, payment of the interest on junior subordinated debt securities on any interest payment date will be made to the person in whose name the junior subordinated debt securities are registered at the close of business on the regular record date relating to the interest payment date, except in the case of defaulted interest.

We may at any time designate additional paying agents or cancel the designation of any paying agent. We will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debt securities.

Any money deposited with the trustee or any paying agent, or held by us in trust for the payment of the principal of and any premium or interest on any junior subordinated debt securities that remains unclaimed for two years after the principal, any premium or interest has become due and payable will, at our request, be repaid to us and the holder of the junior subordinated debt securities can then only look to us for payment.

Information about the Trustee

The Trust Indenture Act describes the duties and responsibilities of the trustee. Subject to the provisions under the Trust Indenture Act, the trustee has no obligation to exercise any of the powers vested in it by the indenture, at the request of any holder of junior subordinated debt securities, unless the holder offers reasonable indemnity against the costs, expenses and liabilities that are incurred. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Description of the Guarantees

General

We will execute a guarantee, for your benefit at the same time that the Trust issues the capital securities. An unaffiliated bank will act as the guarantee trustee for the benefit of holders of the capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee will be included in the exhibits to the registration statement.

This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. If you would like additional information you should read the form of guarantee agreement.

We will irrevocably guarantee payment in full of amounts due under the capital securities on a junior subordinated basis and to the extent the issuer capital trust has funds available for payment of those amounts. We refer to this obligation as the “guarantee.” However, the guarantee does not cover payments if the Trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the issuer amounts due under the junior subordinated debt securities.

The following payments, to the extent not paid by the Trust, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the Trust has applicable funds available to make the payment;

•	the redemption price and all accrued and unpaid distributions to the date of redemption on the capital securities called for redemption, to the extent that the Trust has funds available to make the payment; or

•	in the event of a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with a distribution of corresponding junior subordinated debt securities to you or the redemption of all the related capital securities), the lesser of:

•	the aggregate of the Liquidation Amount specified in the applicable prospectus supplement for each capital security plus all accrued and unpaid distributions on the capital securities to the date of payment; and

•	the amount of assets of the Trust remaining available for distribution to you.

We can satisfy our obligation to make a guarantee payment by direct payment to you of the required amounts or by causing the Trust to pay those amounts to the holders.

Each guarantee will be an irrevocable guarantee on a subordinated basis of the Trust’s obligations under the capital securities, but will apply only to the extent that the Trust has funds sufficient to make the payments, and is not a guarantee of collection.

No single document executed by us that is related to the issuance of the capital securities will provide for its full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the applicable guarantee, the trust agreement, the indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under its capital securities.

As issuer of the junior subordinated debt securities, we are also obligated to pay the expenses and other obligations of the issuer, other than its obligations to make payments on the capital securities.

Status of Guarantees

The guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our Senior Debt to the same extent as each of the related junior subordinated debt securities. The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue us, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). The guarantee will be held for your benefit and will not be discharged except by payment of the payments in full to the extent not previously paid by the Trust or upon distribution to you of the corresponding series of junior subordinated debt securities. The guarantee does not place a limitation on the amount of additional indebtedness that we may incur. We expect to incur from time to time additional indebtedness, including indebtedness constituting Senior Debt.

Amendments and Assignment

Except regarding any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding capital securities. A description of the manner in which approval may be obtained is described under “Description of the Capital Securities — Voting Rights; Amendment of the Trust Agreement.” All guarantees and agreements contained in the guarantee will be binding on our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related capital securities then outstanding.

An event of default under the guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee. The holders of at least a majority in aggregate Liquidation Amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information about the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of an event of default by us in the performance of any guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default on any guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of Capital Securities Guarantees

The guarantee will terminate once the related capital securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to you. Each guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the capital securities or the guarantee.

Relationship among the Capital Securities, the Corresponding Junior Subordinated Debt and the Guarantees

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities (to the extent the Trust has funds available for the payments that are received from payments by us on our junior subordinated debt securities) will be irrevocably guaranteed by us to the extent described under “Description of the Guarantee.” No single document executed by us in connection with the issuance of the capital securities will provide for its full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of our obligations under the guarantee, the trust agreement, the junior subordinated debt securities and the indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the related series of capital securities.

If we do not make payments on corresponding junior subordinated debt securities, the related Trust will not pay distributions or other amounts on the related capital securities. The guarantee does not cover payments of distributions when the related Trust does not have sufficient funds to pay such distributions. If that occurs, your remedy is to sue us or seek other remedies, to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee.

Sufficiency of Payments

As long as we make payments of interest and other payments when due on the junior subordinated debt securities, the payments will be sufficient to cover the payment of distributions and other payments due on the related capital securities, primarily because:

•	the aggregate principal amount of each series of corresponding junior subordinated debt securities will be equal to the sum of the aggregate Liquidation Amount of the related capital securities and common securities;

•	the interest rate and interest and other payment dates on each series of corresponding junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the related capital securities;

•	we shall pay for any and all costs, expenses and liabilities of operating the Trust except the Trust’s obligations to holders of its capital securities under the capital securities; and

•	the trust agreement provides that the Trust will not engage in any activity that is inconsistent with the limited purposes of the Trust.

We have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we have made, or are concurrently on the date of the payment making, a payment under the related guarantee.

Enforcement Rights of Holders of Capital Securities

You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the related Trust or any other person or entity.

A default or event of default under any of our Senior Debt would not constitute a default or event of default under the trust agreement. However, in the event of payment defaults under, or acceleration of, any of our Senior Debt, the subordination provisions of the indenture will provide that no payments will be made regarding the corresponding junior subordinated debt securities until the Senior Debt has been paid in full or any payment default on it has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debt securities would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

The Trust’s capital securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing its capital securities and common securities and investing the proceeds in corresponding junior subordinated debt securities. A principal difference between the rights of a holder of a capital security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debt securities held, while a holder of capital securities is entitled to receive distributions from the Trust (or from us under the applicable guarantee) if and to the extent the Trust has funds available for the payment of distributions.

Rights upon Dissolution

In the event of any voluntary or involuntary dissolution of the Trust involving a liquidation of the corresponding junior subordinated debt securities held by the Trust, you will be entitled to receive, out of assets held by that Trust, the liquidation distribution in cash. See “Description of the Capital Securities — Liquidation Distribution upon Dissolution.” In the event of our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debt securities, would be a subordinated creditor of ours, subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal, premium, if any, and interest, before any of our common stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust’s obligations to you), your position and the position of a holder of the corresponding junior subordinated debt securities relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

Description of Global Securities

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and the securities will be registered in the name of Cede & Co. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our certificate of incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation or the relevant indenture, warrant agreement, trust agreement, guarantee or other applicable security only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement, warrant agreement, guarantee or other security that the global security will be exchangeable for definitive securities in registered form; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our certificate of incorporation or the relevant indenture trust agreement and/or warrant agreement or other security.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, the Trust, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of the security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We and the Trusts may sell our securities in any of three ways (or in any combination thereof):

•	through underwriters or dealers;

•	directly to purchasers; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and the Trusts may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and the Trusts may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINIONS

The validity of the securities offered hereby will be passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, included in our 2009 Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph describing the adoption of the provisions of Statement of Financial Accounting Standards No. 141(R), Business Combinations (included in Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations), in 2009.

1,125,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

May 10, 2010